Exhibit 99.1

MASTER PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PERKINELMER, INC.

and

IDS ACQUISITION CORP.

August 31, 2010

TABLE OF CONTENTS

ARTICLE I

STOCK AND ASSET PURCHASE		2
1.1	Sale and Transfer of Stock and Assets; Assumption of Liabilities	2
1.2	Purchase Price and Related Matters	9
1.3	The Closing	10
1.4	Post-Closing Adjustment	13
1.5	Consents to Assignment	16
1.6	Further Assurances	16

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PKI		16
2.1	Organization, Qualification and Corporate Power	16
2.2	Capitalization; Title to Property	18
2.3	Authority	19
2.4	Noncontravention	20
2.5	Subsidiaries	21
2.6	Financial Statements	21
2.7	Absence of Certain Changes	21
2.8	Undisclosed Liabilities	23
2.9	Tax Matters	23
2.10	Tangible Personal Property	25
2.11	Real Property	25
2.12	Intellectual Property	26
2.13	Contracts	29
2.14	Government Contracts	30
2.15	Export Controls	32
2.16	Foreign Corrupt Practices Act	33
2.17	Litigation	33
2.18	Labor Matters	33
2.19	Employee Benefits	34
2.20	Environmental Obligations	37
2.21	Legal Compliance	38
2.22	Permits	39
2.23	Grants	39
2.24	Products Liability	39
2.25	Business Relationships with Affiliates	39
2.26	Brokers’ Fees	40
2.27	Entire Business	40
2.28	Solvency	40

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER		40

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3.1	Organization	40
3.2	Authorization of Transaction	40
3.3	Noncontravention; Equity Ownership	41
3.4	Broker’s Fees	41
3.5	Litigation	41
3.6	Investment Intent	41
3.7	Financing	42
3.8	Solvency	43
3.9	No Knowledge of Misrepresentation or Omission	43
3.10	No Other Representations or Warranties	43
3.11	Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	44
3.12	Limited Guarantee	44
3.13	Management Agreements	45

ARTICLE IV

PRE-CLOSING COVENANTS		45
4.1	Efforts; Hart-Scott-Rodino Act	45
4.2	Replacement of Guarantees and Letters of Credit	45
4.3	Operation of Business	46
4.4	Insurance	47
4.5	Access	47
4.6	Equity Financing Commitments	48
4.7	Debt Financing Commitments	49
4.8	Elimination of Intercompany Items	51
4.9	Intellectual Property	51
4.10	Notification of PKI Germany Opto Acquired Employees	51
4.11	Consultation with Works Council of PKI Germany Opto	52
4.12	Notification of PKI Singapore Acquired Employees	54
4.13	Notification to Employees of PKI Indonesia	54
4.14	Transfer of Lease	54
4.15	Pre-Closing Transition Services	55

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING		55
5.1	Conditions to Obligations of Buyer	55
5.2	Conditions to Obligations of PKI	56

ARTICLE VI

INDEMNIFICATION		58
6.1	Indemnification by PKI	58
6.2	Indemnification by Buyer	58
6.3	Claims for Indemnification	59
6.4	Survival	60

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6.5	Limitations	61
6.6	Treatment of Indemnification Payments	63

ARTICLE VII

TERMINATION		63
7.1	Termination of Agreement	63
7.2	Effect of Termination	64
7.3	Termination Fee	64

ARTICLE VIII

TAX MATTERS		65
8.1	Tax Indemnification; Preparation and Filing of Tax Returns; Payment of Taxes	65
8.2	Allocation of Certain Taxes	66
8.3	Refunds and Carrybacks	67
8.4	Cooperation on Tax Matters; Tax Audits	67
8.5	Termination of Tax Sharing Agreements	68

ARTICLE IX

FURTHER AGREEMENTS		68
9.1	Access to Information; Record Retention; Cooperation	68
9.2	Director and Officer Indemnification	72
9.3	Covenant Not to Compete	72
9.4	Disclosure Generally	73
9.5	Certain Employee Matters	74
9.6	Resignations	78
9.7	Use of Name for Transition Period	78
9.8	Obligations Under Xenon Sale Agreement	79

ARTICLE X

MISCELLANEOUS		80
10.1	Press Releases and Announcements	80
10.2	No Third Party Beneficiaries	80
10.3	Action to be Taken by Affiliates	80
10.4	Entire Agreement	80
10.5	Succession and Assignment	80
10.6	Counterparts and Signature	81
10.7	Headings	81
10.8	Notices	81
10.9	Governing Law	82
10.10	Amendments and Waivers	82
10.11	Severability	82
10.12	Expenses	82
10.13	Specific Performance	82

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10.14	Submission to Jurisdiction	83
10.15	Bulk Transfer Laws	83
10.16	Construction	83
10.17	Foreign Exchange Conversions	84
10.18	Waiver of Jury Trial	84
10.19	Incorporation of Exhibits and Schedules	84

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Disclosure Schedule

Other Schedules

Schedule 1.1(b)(ii)	–	Asset Seller Leased Facilities
Schedule 1.1(b)(vi)	–	Certain Excluded Contracts and Agreements
Schedule 1.1(b)(vii)	–	Registered Patents and Registered Trademarks
Schedule 1.1(c)(ii)	–	Certain Excluded Assets
Schedule 1.1(f)	–	PKI Germany Opto Acquired Employees
Schedule 1.2	–	Allocation of Purchase Price
Schedule 1.4	–	Model Working Capital Calculation
Schedule 3.9	–	Knowledge Representatives of Buyer
Schedule 4.3	–	Operation of Business
Schedule 4.5	–	Representatives of Buyer
Schedule 4.8	–	Continuing Intercompany Arrangements
Schedule 4.11(c)	–	Organization and Management Principles
Schedule 4.14	–	Cambridge Lease Transfer Provisions
Schedule 5.1(a)	–	Required Consents
Schedule 5.1(f)	–	Applicable Foreign Antitrust and Trade Regulation Laws
Schedule 9.4(a)(i)	–	Seller Knowledge Persons
Schedule 9.4(a)(ii)	–	Buyer Knowledge Persons
Schedule 9.5(a)	–	PKI Retained Benefits Liabilities
Schedule 9.5(b)	–	German Business Employees
Schedule 9.5(j)	–	Singapore Employees

Exhibits

Exhibit A	–	Form of Veritas Guarantee
Exhibit B	–	Form of Assumption Agreement (Singapore)
Exhibit C(a)	–	Form of Bill of Sale (Singapore)
Exhibit C(b)	–	Form of Notarial Stock, Asset and Hereditary Building Right Sale and Transfer Agreement (Germany)
Exhibit C(c)	–	Form of Indonesia Share Sale and Purchase Deed (Indonesia)
Exhibit D	–	Form of Intellectual Property Assignment Agreement
Exhibit E	–	Form of Cambridge Sublease Agreement
Exhibit F	–	Form of Lease Assignment and Assumption Agreement (Singapore)
Exhibit G	–	Form of Transition Services Agreement
Exhibit H	–	Form of Newspaper Announcement of PKI Indonesia
Exhibit I	–	Form of Notice to Employees of PKI Indonesia
Exhibit J	–	Form of Deed of Amendment, Apportionment and Termination of Liability
Exhibit K	–	Form of Letter to Singapore Employees

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TABLE OF DEFINED TERMS

Defined Term	Section

1060 Forms	1.2(b)
Accounts Receivable	1.1(b)(ix)
Acquired Assets	1.1(b)
Acquired Intellectual Property	1.1(b)(vi)
Acquired IT Systems	1.1(b)(v)
Acquired Patents	2.12(a)
Adjusted Purchase Price	1.4(i)
Affiliate	1.5
Agreed Amount	6.3(b)
Agreement	Preliminary Statement
Allocation Schedule	1.2(b)(i)
Alternative Debt Commitment Letter	4.7(c)
Alternative Debt Financing	4.7(c)
Alternative Debt Financing Agreement	4.7(c)
Asset Allocation Schedule	1.2(b)(ii)
Asset Seller Accounts Receivable	1.1(b)(ix)
Asset Seller Leased Facilities	1.1(b)(ii)
Asset Sellers	Introduction
Assumed Liabilities	1.1(d)
Assumption Agreement	1.1(d)
Balance Sheet Date	2.6
Business	Introduction
Business Benefit Plans	2.19(a)
Business Day	1.3(a)
Business Employee	9.5(a)
Business Material Adverse Effect	2.1(a)
Business Properties	2.20(a)(viii)
Business Subsidiaries	Introduction
Business Subsidiary Plans	9.5(a)
Buyer	Preliminary Statement
Buyer Entities	6.1
Buyer Material Adverse Effect	3.3(b)
Buyer Plans	9.5(d)
Cambridge Premises	4.14
CERCLA	2.20(a)(i)
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.3(a)
Closing Date	1.3(a)
Closing Working Capital Amount	1.4(a)
Closing Working Capital Statement	1.4(a)
COBRA	9.5(i)
Code	1.2(b)

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Defined Term	Section

Commitment Letters	3.7(a)
Common Know-How Agreement	1.1(b)(vi)
Companies	Introduction
Competitive Business	9.3
Confidentiality Agreement	4.5
Consents	5.1(a)
Contracts	1.1(b)(vi)
Copyrights	1.1(b)(vii)
Damages	6.1
Debt Commitment Letters	3.7(a)
Debt Financing	3.7(a)
Debt Financing Agreements	4.7(a)
Debt Financing Failure	7.1(f)
Debt Financing Source	7.3(b)
Deferred Consent	1.5
Deferred Item	1.5
Designated Affiliates	1.1(a)(i)
Designated Contracts	2.13(b)
Designated Intellectual Property	2.12(a)
Disclosing Party	9.1(h)
Disclosure Schedule	Article II
Dispute Notice	1.4(b)
Employee Benefit Plan	2.19(a)
Environment	2.20(a)(iii)
Environmental Law	2.20(a)(v)
Environmental Obligations	2.20(a)(vi)
Equipment	1.1(b)(iii)
Equity Commitment Letter	3.7(a)
Equity Financing	3.7(a)
ERISA	2.19(a)
ERISA Affiliate	2.19(a)
Excluded Asset	1.1(c)
Excluded Liabilities	1.1(e)
Export Control Laws	2.15(b)
Final Closing Working Capital Amount	1.4(b)
Final Closing Working Capital Statement	1.4(b)
Financial Statements	2.6
Financing	3.7(a)
Foreign Benefit Plans	2.19(a)
Foreign Corrupt Practices Act	2.16
German Local Transfer Agreement	1.3(b)(iv)
German Remaining Employees	9.5(b)
German Transferee	1.1(f)
Government Bid	2.14(a)

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Defined Term	Section

Government Contract	2.14(a)
Governmental Entity	2.4(b)
GST	8.1(e)
GSTA	8.1(e)
Hart-Scott-Rodino Act	2.4
Hereditary Building Right Property	1.1(b)(i)
Income Taxes	2.9(a)
Indebtedness	2.2(e)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Information	9.1(a)
Intellectual Property	1.1(b)(vii)
Intellectual Property Assignment Agreement	1.3(b)(vi)
Inventory	1.1(b)(iv)
IRAS	8.1(e)
IT Systems	1.1(b)(v)
ITA	2.9(f)
Joint Operation	4.11(c)
Joint Management	4.11(c)(ii)
Junior Debt Commitment Letter	3.7(a)
Law	2.4(d)
Lease Assignment and Assumption Agreements	1.3(b)(xiii)
Leased Facilities	1.1(b)(ii)
Leases	2.11(b)
Licensed Intellectual Property	1.1(b)(vi)
Local Transfer Agreements	1.3(b)(iv)
Materials of Environmental Concern	2.20(a)(iv)
Most Recent Balance Sheet	2.6
Multiemployer Plan	2.19(a)
Neutral Accountant	1.4(c)
New Buyer Employees	9.5(b)
NISPOM	2.14(a)(v)
Noncompetition Party	9.3
Noncompetition Period	9.3
Non-Income Taxes	2.9(a)
Off-Site Liabilities	2.20(a)(vii)
Outside Date	7.1(d)
Owned Real Property	1.1(b)(i)
Party, Parties	Preliminary Statement
Patents	1.1(b)(vii)
Permits	2.22
Personal Property	2.10
PKI	Preliminary Statement

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Defined Term	Section

PKI C.V.	Introduction
PKI Canada	Introduction
PKI German Parent	Introduction
PKI Germany Elcos	Introduction
PKI Germany Opto	Introduction
PKI Germany Opto Acquired Employees	1.1(f)
PKI Holdings	Introduction
PKI Illumination	Introduction
PKI Indonesia	Introduction
PKI LED Solutions	Introduction
PKI Philippines	Introduction
PKI Q-Arc	Introduction
PKI Sensors	Introduction
PKI Shenzhen	Introduction
PKI Singapore	Introduction
PKI Singapore Acquired Employees	4.12
PKI UK Holdings	Introduction
Prepaid Assets	1.1(b)(x)(i)
Prime Government Contract	2.14(a)
Prime Government Contractor	2.14(a)
Products	Introduction
PSV Policies	9.5(f)
Purchase Price	1.2(a)
Receiving Party	9.1(h)
Registered	2.12(a)
Release	2.20(a)(ii)
Remaining Employee Expenses	9.5(b)
Remaining Seller Employees	9.5(b)
Representative	9.1(h)
Retained Marks	9.7(a)
Satisfaction Notice	7.1(f)
Security Interest	2.2(d)
Sellers	Introduction
Senior Debt Commitment Letter	3.7(a)
Singapore Employees	9.5(j)
Singapore Transfer	8.1(e)
Stock	Introduction
Stock Sellers	Introduction
Subsidiaries	2.2(a)
Subsidiary	2.2(a)
Tax Audit	8.4(b)
Tax Returns	2.9(a)
Taxes	2.9(a)
Taxing Authority	8.4(a)

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Defined Term	Section

Term of the Joint Operation	4.11(c)(i)
Trade Secrets	1.1(b)(vii)
Trademarks	1.1(b)(vii)
Transfer Taxes	8.1(e)
Transition Services Agreement	1.3(b)(xvi)
U.S. GAAP	1.1(d)(i)
Veritas	Introduction
Veritas Guarantee	Introduction
WARN	9.5(h)
Working Capital	1.4(a)
Xenon	1.1(b)(vi)
Xenon Parent	1.1(e)(vi)
Xenon Sale Agreement	1.1(e)(vi)
Xenon Transaction	2.7(a)
Xenon Transition Services Agreement	1.1(e)(vi)

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MASTER PURCHASE AND SALE AGREEMENT

This MASTER PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of August 31, 2010 by and between PerkinElmer, Inc., a Massachusetts corporation (“PKI”), and IDS Acquisition Corp., a Delaware corporation (“Buyer”). PKI and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1. PKI and certain of its direct and indirect Subsidiaries are engaged in, among other matters, the business of designing, manufacturing and marketing custom designed lighting and sensor components and subsystems and integrated lighting and sensor solutions to original equipment manufacturers (collectively, “Products”), comprised of three primary product lines – Illumination, Commercial Sensors and Defense (such business, as conducted by PKI and such Subsidiaries on the date hereof, being referred to herein as the “Business”);

2. PerkinElmer International C.V., a limited partnership organized under the Laws of the Netherlands and an indirect Subsidiary of PKI (“PKI C.V.”), owns all of the outstanding shares of capital stock of PerkinElmer Optoelectronics Philippines, Inc., an exempted company incorporated under the Laws of the Cayman Islands (“PKI Philippines”). PerkinElmer (UK) Holdings Ltd., a private limited company organized under the Laws of England and Wales and an indirect Subsidiary of PKI (“PKI UK Holdings”), owns all of the outstanding shares of capital stock of PerkinElmer Q-Arc Ltd., a private limited company organized under the Laws of England and Wales (“PKI Q-Arc”). PerkinElmer LAS (Germany) GmbH, a German limited liability company and an indirect Subsidiary of PKI (“PKI German Parent”), owns (a) all of the outstanding shares of capital stock of PerkinElmer Elcos GmbH, a German limited liability company (“PKI Germany Elcos”), and (b) a majority of the outstanding limited partnership interests in PerkinElmer Technologies GmbH & Co. KG, a German limited partnership (“PKI Germany Opto”) (with the remaining limited partnership interest and the general partner interest in PKI Germany Opto being owned by other Subsidiaries of PKI). PerkinElmer Holdings, Inc., a Massachusetts corporation and a direct Subsidiary of PKI (“PKI Holdings”), owns all of the outstanding shares of capital stock of (i) PerkinElmer Sensors, Inc., a Delaware corporation (“PKI Sensors”) and (ii) PT PerkinElmer Batam, a corporation organized under the Laws of Indonesia (“PKI Indonesia”), except for two (2) shares in PKI Indonesia, which are held by PerkinElmer Singapore Pte Ltd., a private limited company organized under the Laws of Singapore and an indirect Subsidiary of PKI (“PKI Singapore”). PKI owns all of the outstanding shares of capital stock of PerkinElmer Canada Inc., a corporation organized under the Laws of Canada (“PKI Canada”). PKI Sensors owns all of the outstanding shares of capital stock of (x) PerkinElmer LED Solutions, Inc., an Illinois corporation (“PKI LED Solutions”) and (y) PerkinElmer Illumination, Inc., a Delaware corporation (“PKI Illumination”). PKI Germany Opto owns all of the outstanding shares of capital stock of PerkinElmer Industrial (Shenzhen) Ltd., a corporation organized under the Laws of the People’s Republic of China (“PKI Shenzhen”). PKI C.V., PKI UK Holdings, PKI German Parent, PKI Germany Opto (in its capacity as the holder of all of the outstanding shares of capital stock of PKI Shenzhen), PKI Singapore (in its capacity as the holder of two (2) shares of capital stock of PKI Indonesia), PKI (in its capacity as the holder of the outstanding capital stock of PKI Canada) and PKI Holdings are collectively referred to herein as the “Stock Sellers”. PKI Philippines, PKI Q-Arc, PKI

Germany Elcos, PKI Sensors, PKI Canada, PKI Indonesia and PKI Shenzhen are collectively referred to herein as the “Companies”. The Companies, together with each of their Subsidiaries (including PKI LED Solutions and PKI Illumination), are collectively referred to herein as the “Business Subsidiaries”;

3. PKI, PKI Germany Opto (in its capacity as the holder of certain of the Acquired Assets) and PKI Singapore (collectively, the “Asset Sellers”), collectively own or lease all of the Acquired Assets (as defined in Section 1.1(b)). The Asset Sellers, together with the Stock Sellers in each of their capacities as the holder of outstanding shares of capital stock of the Companies, are collectively referred to herein as the “Sellers”;

4. Upon the terms and subject to the conditions set forth herein, Buyer desires to purchase from the Stock Sellers, and PKI desires to cause the Stock Sellers to sell to Buyer, all of the outstanding shares of capital stock and other equity interests of each of the Companies (the “Stock”);

5. Upon the terms and subject to the conditions set forth herein, Buyer desires to purchase from the Asset Sellers, and PKI desires, and desires to cause PKI Singapore and PKI Germany Opto, to sell to Buyer, the Acquired Assets, subject to the assumption of certain liabilities;

6. Although the Parties expect to enter into such ancillary agreements, deeds and instruments of conveyance and assumption as may be required under applicable Law or otherwise desirable in order to fully consummate the transactions contemplated hereby, including the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities (as defined in Section 1.1(d)), the Parties have entered into this Agreement as the master and primary agreement governing the terms and conditions of the transactions contemplated hereby; and

7. Concurrently with the execution of this Agreement, and as a condition and inducement to PKI’s willingness to enter into this Agreement, The Veritas Capital Fund III, L.P. (“Veritas”) has provided a guarantee, substantially in the form attached hereto as Exhibit A (the “Veritas Guarantee”), of certain of Buyer’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

STOCK AND ASSET PURCHASE

1.1 Sale and Transfer of Stock and Assets; Assumption of Liabilities.

(a) Sale and Transfer of Stock.

(i) On the terms and subject to the conditions of this Agreement and the Local Transfer Agreements, on the Closing Date (as defined in Section 1.3(a)), PKI shall,

and shall cause each Stock Seller to, sell, convey, assign, transfer and deliver to Buyer and/or one or more Affiliates of Buyer as Buyer shall designate pursuant to Section 10.5 of this Agreement (the “Designated Affiliates”), and Buyer shall, or shall cause one or more of its Designated Affiliates to, purchase and acquire from each Stock Seller, the Stock owned by such Stock Seller.

(ii) Where not all of the Stock in a Business Subsidiary is owned by a Stock Seller, PKI shall cause the entity holding the Stock not owned by a Stock Seller to sell, convey, assign, transfer and deliver such Stock to Buyer and/or one or more Designated Affiliates in accordance with the terms of this Agreement.

(b) Sale and Transfer of Assets. On the terms and subject to the conditions of this Agreement and the Local Transfer Agreements, on the Closing Date, PKI shall, and shall cause PKI Singapore and PKI Germany Opto each to, sell, convey, assign, transfer and deliver to Buyer or its Designated Affiliates, and Buyer shall, or shall cause one or more of its Designated Affiliates to, purchase and acquire from each Asset Seller, all of such Asset Seller’s right, title and interest in and to the assets, rights, properties, claims, contracts and business of such Asset Seller as of the Closing Date, in each case to the extent used primarily by such Asset Seller in the conduct of the Business (such assets, rights, properties, claims, contracts and business of each Asset Seller collectively, the “Acquired Assets”), provided that where the respective Asset Seller only co-owns or only has an expectancy right in the Acquired Assets, the Seller shall, and shall cause PKI Singapore and PKI Germany Opto each to, assign, transfer and deliver to Buyer or its Designated Affiliates only its respective co-ownership position or expectancy rights, including, in each case to the extent used primarily by such Asset Seller in the conduct of the Business:

(i) The hereditary building right property registered in the hereditary building right register of Dotzheim of the Local Court Wiesbaden, folio 6351, no. 1, encumbering the property in district Dotzheim, plot (Flur) 74, sub-plot (Flurstück) 7760/11, premises register (Liegenschaftsbuch) 2482 (the “Hereditary Building Right Property”; together with any real property owned by the Business Subsidiaries, collectively, the “Owned Real Property”);

(ii) The leasehold interests in real property described on Schedule 1.1(b)(ii) attached hereto (the “Asset Seller Leased Facilities”; together with any leasehold interests in real property held by the Business Subsidiaries, collectively, the “Leased Facilities”);

(iii) All equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property (together with any of the foregoing owned by the Business Subsidiaries, collectively, the “Equipment”) and all warranties and guarantees, if any, express or implied, existing for the benefit of Sellers in connection with the Equipment to the extent transferable;

(iv) All inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts, supplies, promotional materials and inventory (together with any of the foregoing which are owned by Business Subsidiaries, collectively, the “Inventory”);

(v) All IT Systems (together with any of the foregoing which are owned by Business Subsidiaries, the “Acquired IT Systems”). “IT Systems” means all data management, information processing, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content; provided, however, that Buyer shall be solely responsible for all payments to third parties required to effect the transfer of the Acquired IT Systems;

(vi) All contracts, maintenance and service agreements, joint venture agreements, purchase commitments for materials and other services, advertising and promotional agreements, personal property leases, agreements related to Acquired Intellectual Property, the Licensed Intellectual Property and Acquired IT Systems, collective bargaining agreements (to the extent assignable) and other claims and agreements (including any agreements of such Asset Seller with or claims against customers, suppliers, sales representatives, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein), including the Common Know-How Agreement (the “Common Know-How Agreement”), dated June 30, 2010, by and between PKI and Xenon Technologies PTE Ltd. (“Xenon”), but excluding those contracts, agreements (including collective bargaining agreements), commitments or leases set forth on Schedule 1.1(b)(vi) attached hereto (together with any of the foregoing to which the Business Subsidiaries are a party, collectively the “Contracts”). “Licensed Intellectual Property” means all Intellectual Property which is licensed to, but not owned by, an Asset Seller(s), to the extent such Intellectual Property is used primarily in the conduct of the Business and is not an Excluded Asset, or is licensed to, but not owned by, a Business Subsidiary. “Acquired Intellectual Property” means all Intellectual Property which is owned by an Asset Seller(s), alone or with others, to the extent such Intellectual Property is used primarily in the conduct of the Business and is not an Excluded Asset, or is owned by a Business Subsidiary;

(vii) All Acquired Intellectual Property, the Registered Patents and Registered Trademarks of which are included in Schedule 1.1(b)(vii). “Intellectual Property” means all foreign and domestic (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, “Trademarks”); (B) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (C) confidential and proprietary information, trade secrets, technology and know-how, including, to the extent confidential and proprietary, processes, schematics, databases, formulae, drawings, prototypes, models, specifications, designs, customer lists, vendor lists, catalogs, research material, technical information and quality control data (including rights of PKI and PKI’s “Related Corporations” (as defined in the Common Know-How Agreement) to “Common Know-How” as defined in the Common Know-How Agreement) (collectively, “Trade Secrets”); (D) published and unpublished works of authorship, whether copyrightable or not (including software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (E) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof. For the sake of clarity, the Acquired Intellectual Property and the rights in the Licensed Intellectual Property shall not be limited to Intellectual Property that is currently commercially used or exploited primarily in the conduct of the Business but shall also include all Intellectual Property owned by or licensed to an Asset Seller as of the Closing Date that had been used for research and/or development activities primarily in the conduct of the Business at any time on or prior to the Closing Date;

(viii) All licenses, permits, consents, approvals or franchises issued by any federal, state, provincial, municipal or foreign authority relating to the development, use, maintenance or occupation of the Owned Real Property, the Leased Facilities or the operations of the Business, to the extent that such licenses, permits, consents, approvals or franchises are transferable;

(ix) Except as provided in Section 4.8, all accounts receivable and other receivables in existence at the Closing Date (whether or not billed) (collectively, the “Asset Seller Accounts Receivable” and together with all accounts receivable and other receivables of all Business Subsidiaries in existence at the Closing Date (whether or not billed), the “Accounts Receivable”);

(x) The amount of, and all rights to any, insurance proceeds and awards with respect to or arising in connection with (i) the loss, destruction or condemnation of any asset of the Business (other than Excluded Assets) or the Acquired Assets occurring prior to the Closing Date, or (ii) any Assumed Liability to the extent related to or arising from the ownership, conduct or operation of the Business or the Acquired Assets prior to the Closing Date;

(xi) All goods and services and all other economic benefits to be received subsequent to the Closing Date arising out of prepayments and payments primarily relating to the Business prior to the Closing Date (together with any of the foregoing held by the Business Subsidiaries, collectively the “Prepaid Assets”);

(xii) Except as provided in Section 9.5(g) and otherwise to the extent permitted by Law, all books (other than stock and partnership record books), records, accounts, ledgers, files, documents, correspondence, employment records, studies, reports and other printed or written materials; and

(xiii) All goodwill.

(c) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include each Asset Seller’s right, title or interest in or to any of the following (each, an “Excluded Asset”):

(i) Any assets (including all rights, properties, claims, contracts, business, real property, leasehold interests in real property, equipment, machinery, vehicles, tools and other tangible personal property) other than those primarily used by such Asset Seller in the conduct of the Business;

(ii) The assets, properties or rights set forth on Schedule 1.1(c)(ii) attached hereto;

(iii) The capital stock of all Subsidiaries of PKI Germany Opto (except for PKI Shenzhen) and PKI Singapore (except for PKI Indonesia);

(iv) All amounts payable to PKI and its Subsidiaries under the Xenon Sale Agreement;

(v) All cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities;

(vi) The contracts and agreements listed on Schedule 1.1(b)(vi) attached hereto;

(vii) Except as provided in Section 1.1(b)(x), all insurance policies and all rights of such Asset Seller to insurance claims, related refunds and proceeds thereunder;

(viii) The rights of Asset Sellers which accrue or will accrue under this Agreement;

(ix) All refunds of Income Taxes (as defined in Section 2.9(a)) relating to all periods ending on or prior to the Closing Date (or deemed to so end pursuant to Section 8.2(b)); and

(x) All actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date relating to the items set forth above in this Section 1.1(c) or to any Excluded Liabilities.

(d) Assumed Liabilities. On the Closing Date, Buyer shall, or shall cause one or more of its Designated Affiliates to, deliver to each Asset Seller a Local Transfer Agreement and/or an undertaking in the form attached hereto as Exhibit B (the “Assumption Agreement”), pursuant to which Buyer, or such Designated Affiliate, on and as of the Closing Date, shall assume and agree to pay, perform and discharge when due all liabilities and obligations (other than Excluded Liabilities) of each Asset Seller, of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case to the extent arising out of or relating to the Acquired Assets or the conduct of the Business before, on or after the Closing Date (collectively, the “Assumed Liabilities”), including the following obligations and liabilities of the Asset Sellers, in each case to the extent arising out of or relating to the Business or the Acquired Assets:

(i) All obligations and liabilities (A) reflected on the Most Recent Balance Sheet (as defined in Section 2.6) and (B) otherwise arising out of or relating to the Business or the Acquired Assets as of the Balance Sheet Date (as defined in Section 2.6) and which are not required to be reflected thereon according to United States generally accepted accounting principles (“U.S. GAAP”), in each case, except to the extent satisfied prior to the Closing Date;

(ii) All obligations and liabilities incurred subsequent to the Balance Sheet Date and on or prior to the Closing Date, except to the extent satisfied prior to the Closing;

(iii) All obligations and liabilities arising or incurred by Buyer or its Designated Affiliates on or after the Closing Date;

(iv) All obligations and liabilities which arise out of Buyer’s operation of the Business, the use of the Acquired Assets and/or sale of any products manufactured and/or sold by Buyer or any of its Designated Affiliates, in each case on or after the Closing Date;

(v) All obligations and liabilities under or arising out of the contracts, agreements, commitments and leases transferred pursuant to Section 1.1(b)(vi);

(vi) All obligations and liabilities under the licenses, permits, consents, approvals and franchises transferred pursuant to Section 1.1(b)(viii), whether incurred prior to, on or following the Closing Date;

(vii) All obligations and liabilities arising out of the ownership or operation of any Asset Seller Owned Real Property, whether incurred prior to, on or following the Closing Date;

(viii) All obligations and liabilities arising out of the ownership, leasing or operation of any Asset Seller Leased Facility, whether incurred prior to, on or following the Closing Date;

(ix) All obligations and liabilities in respect of employee relations and benefits assumed by, or which are otherwise the responsibility of, Buyer pursuant to Section 9.5;

(x) All obligations and liabilities for any Taxes and expenses assumed by, or which are otherwise the responsibility of, Buyer pursuant to Article VIII;

(xi) All obligations and liabilities arising out of or relating to Deferred Items (as defined in Section 1.5) under Section 1.5;

(xii) All obligations and liabilities for Environmental Obligations (as defined in Section 2.20(a)(vi)), whether incurred prior to, on or following the Closing Date;

(xiii) All obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or relating to the Acquired Assets or the conduct and operation of the Business prior to, on or after the Closing Date, regardless of whether any such action, suit, proceeding, dispute, claim or investigation was commenced prior to, on or after the Closing Date;

(xiv) All obligations and liabilities arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products or goods of the Business manufactured or sold prior to, on or after the Closing Date, regardless of whether any such claim was brought prior to, on or after the Closing Date;

(xv) All obligations and liabilities arising out of or relating to any product liability claim (including any such claim arising out of or relating to injury to or death of persons), damage to or destruction of property or any worker’s compensation claim, in each case relating to products or goods of the Business manufactured or sold prior to, on or after the Closing Date, regardless of whether any such claim was brought prior to, on or after the Closing Date; and

(xvi) All liabilities for pending claims relating to the Business under an Asset Seller’s self-insurance arrangements, if any, to the extent not satisfied prior to the Closing Date.

Notwithstanding anything to the contrary in this Section 1.1(d), Buyer shall not assume any liabilities with respect to Taxes of PKI, any Business Subsidiary, any Seller or any Asset Seller except for the amount of any Non-Income Taxes expressly set forth in the Final Closing Working Capital Statement.

(e) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include the following (collectively, the “Excluded Liabilities”):

(i) All obligations and liabilities assumed by, or which are otherwise the responsibility of, any Asset Seller pursuant to this Agreement in accordance with Articles VIII and IX;

(ii) All liabilities and obligations of any Asset Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(iii) All liabilities and obligations to make payments to employees of the Business pursuant to retention agreements, change of control agreements and/or bonus agreements, each relating specifically to the consummation of the transaction contemplated by this Agreement entered into prior to the Closing between PKI or one of its Subsidiaries and such employees;

(iv) All liabilities and obligations related to employees of the business divested pursuant to the Xenon Transaction employed by any Asset Seller or Business Subsidiary, whether or not such liabilities and obligations arise prior to, on, or following the Closing Date, including any liability or obligation arising (A) from the termination of such employees or (B) relating to the coverage of such employees under any Business Benefit Plan;

(v) All liabilities and obligations in connection with (A) Indebtedness (other than capitalized leases with aggregate payment obligations following the Closing Date not exceeding $200,000), (B) purchase money debt and (C) earnouts, including the earnout pursuant to the Stock Purchase Agreement, dated January 16, 2009, whereby PKI Sensors agreed to purchase Opto Technology, Inc; and

(vi) All liabilities and obligations of Asset Sellers not related to the Business (including any liabilities and obligations related to the business divested pursuant to the Xenon Transaction, including all liabilities and obligations of PKI under the Master Purchase and Sale Agreement, dated May 14, 2010, by and between PKI and Xenon Technologies (Cayman) Limited (“Xenon Parent”), dated June 30, 2010, (the “Xenon Sale Agreement”), the Common Know-How Agreement, by and between PKI and Xenon, dated June 30, 2010, and the Transition Services Agreement by and between PKI and Xenon Parent, dated June 30, 2010 (the “Xenon Transition Services Agreement”), and liabilities of PKI Subsidiaries under the local transfer agreements pursuant to the Xenon Sale Agreement, other than liabilities and obligations arising after the Closing Date under the lease agreement between Xenon Technologies (Germany) GmbH (as tenant) and PKI Germany Opto (as landlord) dated June 30, 2010, regarding premises at Wenzel-Jaksch-Strasse 31, D-65199 Wiesbaden, Germany, the Common Know-How Agreement and the Xenon Transition Services Agreement.

(f) PKI Germany Opto Employees. The Parties acknowledge that the transfer of the Acquired Assets of PKI Germany Opto to Buyer or a Designated Affiliate will constitute a transfer of business according to Section 613a of the German Civil Code (Betriebsübergang im Sinne des § 613a BGB). Consequently, the entity acquiring the Acquired Assets of PKI Germany Opto (the “German Transferee”) will by operation of Law enter into the rights and obligations of PKI Germany Opto as transferor arising from the employment relationships in existence at the time of the transfer with the employees of PKI Germany Opto that are engaged primarily in the Business (“PKI Germany Opto Acquired Employees”), a list of which, as of the date hereof, is attached as Schedule 1.1(f), and who do not object to a transfer of their employment to the German Transferee.

1.2 Purchase Price and Related Matters.

(a) Purchase Price. Regardless of whether the transfer of any Acquired Asset has been deferred pursuant to the provisions of Section 1.5, in consideration for the sale and transfer of the Stock and the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall, or shall cause one or more of its Designated Affiliates to, on the Closing Date, assume the Assumed Liabilities as provided in Section 1.1(d) hereof and shall pay to Sellers in cash, by wire transfer of immediately available funds, U.S. $482,000,000 (the “Purchase Price”). The Purchase Price shall be allocated among the Sellers as set forth on Schedule 1.2 attached hereto.

(b) Allocation. As soon as practicable following the determination of the Adjusted Purchase Price (as defined in Section 1.4(i)), PKI shall prepare and deliver to Buyer:

(i) an allocation schedule (the “Allocation Schedule”) allocating the Adjusted Purchase Price and the Assumed Liabilities among the Sellers and among the Acquired Assets (in the aggregate), the Stock and the covenant contained in Section 9.3 hereof, such Allocation Schedule to be prepared in a manner consistent with Schedule 1.2 but taking into account any adjustments in determining the Adjusted Purchase Price and the amount and source of any Assumed Liabilities; and

(ii) an allocation schedule (the “Asset Allocation Schedule”) allocating the portion of the Adjusted Purchase Price and the Assumed Liabilities attributable to the sale of Acquired Assets by the Asset Sellers among the Acquired Assets of the Asset Sellers as of the Closing Date.

If Buyer does not provide any comments to PKI in writing within 45 days following delivery by PKI of the proposed Asset Allocation Schedule, then the Asset Allocation Schedule proposed by PKI shall be deemed to be final and binding. If, however, Buyer submits comments to PKI within such 45-day period, PKI and Buyer shall negotiate in good faith to resolve any differences within 30 days. If PKI and Buyer are unable to reach a resolution within such 30 day period, then all remaining disputed items shall be submitted for resolution to the Neutral Accountant, who shall make a final determination as to the disputed items within 30 days after such submission, and such determination shall be final, binding and conclusive on PKI and Buyer. The fees and disbursements of the Neutral Accountant shall be shared equally between PKI and Buyer. In the event that any subsequent adjustment to the Purchase Price occurs as a result of (A) any indemnity payments made pursuant to this Agreement, (B) any adjustment to the amount of Assumed Liabilities or (C) for any other reason, PKI shall adjust the allocations under this Section 1.2(b) in such manner as shall be consistent with the original allocation schedules. The Asset Allocation Schedule (and any adjustments thereto) shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties recognize that the Adjusted Purchase Price and Assumed Liabilities do not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately. The Parties agree to act in accordance with the computations and allocations contained in the Allocation Schedule and the Asset Allocation Schedule in any relevant Tax Returns (as defined in Section 2.9(a)) or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of local, state and foreign Law (“1060 Forms”)), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable Law.

1.3 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on October 4, 2010, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than five (5) Business Days (as defined below)) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

(b) Actions at the Closing.

At the Closing, except as otherwise provided in a Local Transfer Agreement:

(i) PKI shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

(ii) Buyer shall deliver (or cause to be delivered) to Sellers the various certificates, instruments and documents required to be delivered under Section 5.2;

(iii) PKI shall deliver (or cause to be delivered) to Buyer certificate(s) evidencing all of the Stock, duly endorsed in blank, or with stock powers or other instruments of transfer reasonably acceptable to Buyer duly executed by the respective Stock Sellers;

(iv) (A) PKI shall cause PKI Singapore to deliver to Buyer an executed Bill of Sale in substantially the form attached hereto as Exhibit C(a), (B) PKI Germany Opto, PKI German Parent and Buyer or its Designated Affiliates shall execute a stock, asset and hereditary building right sale and transfer agreement (Kauf- und Übertragungsvertrag betreffend Geschäftsanteile, Vermögensgegenstände und Erbbaurechte) in substantially the form attached hereto as Exhibit C(b) duly notarized before a German notary public (the “German Local Transfer Agreement”) and (C) at or prior to the Closing, PKI Holdings and PKI Singapore (in its capacity as the holder of two (2) shares of capital stock of PKI Indonesia) and Buyer or its Designated Affiliates shall execute a notarial Share Sale and Purchase Deed(s) in substantially the form attached hereto as Exhibit C(c) (such agreements in clauses (A) through (C) hereof, the Assumption Agreement, the Lease Assignment and Assumption Agreements and any other agreement to transfer any of the Acquired Assets or Stock in a foreign jurisdiction contemplated herein are collectively referred to as the “Local Transfer Agreements”);

(v) PKI shall deliver (or cause to be delivered) to Buyer or its Designated Affiliates a written confirmation as well as reasonably acceptable documentary evidence that the Domination and Profit and Loss Transfer Agreement (Beherrschungs- und Gewinnabführungsvertrag) entered into between PKI German Parent and PKI Germany Elcos on November 23/24, 2005 has been terminated in compliance with all applicable legal provisions;

(vi) PKI shall, and shall cause each other Asset Seller (where applicable) to, deliver to Buyer or its Designated Affiliates an executed Intellectual Property Assignment Agreement in substantially the form attached hereto as Exhibit D (the “Intellectual Property Assignment Agreement”);

(vii) PKI shall deliver (or cause to be delivered) such other instruments of conveyance as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer or one or more of its Designated Affiliates of valid ownership of the Acquired Assets owned by the Asset Sellers;

(viii) Except as provided in Section 9.5(g), PKI shall transfer (or cause to be transferred) all the books, records, files and other data (or copies thereof) of any Business Subsidiary and all the books, records, files and other data (or copies thereof) (other than stock and partnership record books) within the possession of the Asset Sellers included in the Acquired Assets and reasonably necessary for the continued operation of the Business by Buyer and its Designated Affiliates;

(ix) Except as provided in Section 9.5(g), PKI shall deliver or make available (or shall cause to be delivered or made available) to Buyer the minute books, stock and partnership record books, ledgers and registers, corporate seals and other similar corporate records of each of the Business Subsidiaries, as well as all business documentation (in paper or electronic format) regarding the business activities of the Asset Sellers with regard to the Business in the period prior to the Closing Date included in the Acquired Assets, to the extent that such documentation is (i) either legally required to be available to the legal entities operating the Business after the Closing Date or (ii) for commercial or other bona fide reasons required by such legal entities with regard to the operation of the Business after the Closing Date;

(x) PKI German Parent shall waive any potential indemnification and similar claims against PKI Germany Elcos resulting from a certain sale and transfer agreement dated August 24, 2005 according to which PKI Germany Elcos agreed to indemnify PKI German Parent from certain earn out obligations under which a payment was due by PKI German Parent to PKI Germany Opto;

(xi) PKI Q-Arc shall assign its rights and obligations under the lease for the site at 31 Saxon Way, Bar Hill, Cambridge, England to PKI UK Holdings and PKI UK Holdings and Buyer shall enter into a sublease agreement regarding such site in substantially the form attached hereto as Exhibit E;

(xii) Buyer shall deliver (or cause one or more of its Designated Affiliates to deliver) to each Asset Seller executed Assumption Agreements and such other instruments as PKI may reasonably request in order to effect the assumption by Buyer or one or more of its Designated Affiliates of the Assumed Liabilities;

(xiii) Buyer shall deliver (or cause one or more of its Designated Affiliates to deliver) to each applicable Asset Seller an executed Lease Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit F (or such other form as may be reasonably requested by the applicable Asset Seller or landlord) (collectively, the “Lease Assignment and Assumption Agreements”) in connection with those Leases (as defined in Section 2.11(b)) as are designated by the Asset Sellers;

(xiv) Buyer shall pay to Sellers the Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by PKI;

(xv) PKI shall deliver (or cause to be delivered) to Buyer, or otherwise put Buyer (or cause Buyer to be put) in possession and control of, all of the Acquired Assets of a tangible nature owned by the Asset Sellers;

(xvi) PKI shall deliver to Buyer an executed transition services agreement in substantially the form attached hereto as Exhibit G (the “Transition Services Agreement”);

(xvii) PKI shall deliver to Buyer a certified true copy of resolutions of each of the board of directors and (if required) the shareholders of PKI Singapore approving, inter alia, the sale of the Acquired Assets by PKI Singapore and the entering into the transactions contemplated hereunder by PKI Singapore;

(xviii) PKI shall deliver to Buyer or its Designated Affiliates copies of (A) the approval issued by the Indonesian Investment Coordinating Board approving the sale of the relevant Stock in PKI Indonesia; (B) an original newspaper announcement by PKI Indonesia with respect of the relevant Stock acquisition in PKI Indonesia by Buyer or its Designated Affiliates in substantially the form attached hereto as Part 1 of Exhibit H ; (C) the notification made to the employees of PKI Indonesia in connection with the change of control resulting from the relevant Stock acquisition in PKI Indonesia in substantially the form attached hereto as Exhibit I; (D) a notarized copy of the shareholders resolutions of PKI Indonesia approving the sale of the relevant Stock in PKI Indonesia executed no earlier than 30 days after the documents required to be delivered pursuant to clause (B) and (C) above; and (E) if required by Law as a condition to the transfer of the Stock of PKI Indonesia, a statement from the President Director certifying that there were no objections of creditors notified within 14 days of the date of the announcement required by clause (B) above or that all such objections have been settled;

(xix) PKI shall deliver to Buyer duly executed certificates, in the form prescribed by the Treasury Regulations under Section 1445 of the Code, certifying that the purchase of the stock of PKI Sensors is exempt from withholding under Section 1445 of the Code;

(xx) Buyer shall, or shall cause one of its Designated Affiliates to, enter into the applicable Local Transfer Agreements, including the German Local Transfer Agreement duly notarized before a German notary public; and

(xxi) The Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4 Post-Closing Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within 45 days after the Closing Date, PKI shall prepare and deliver to Buyer a statement (the “Closing Working Capital Statement”) calculating the Working Capital (as defined in this Section 1.4(a)) of the Business as of the Closing Date (the “Closing Working Capital Amount”), which calculation shall be prepared in accordance with the provisions of Schedule 1.4(a). For purposes of this Agreement, “Working Capital” shall mean the current assets of the Business as of the Closing Date (including Accounts Receivable (net of allowance for doubtful accounts), Inventory (net of reserve for excess and obsolete inventory) and other current assets, including Prepaid Assets, deposits and advances, non-trade receivables, capitalized costs, sales and other Non-Income Taxes (including employee related) and any cash and cash equivalents not distributed to, or retained by, Sellers prior to the Closing, but excluding Income Tax related assets, deferred Tax assets, savings plan accruals and investments and Excluded Assets), less the current liabilities of the Business as of the Closing Date (including accounts payable, deferred revenue, compensation and employee benefits, accruals for current liabilities, value-added Taxes, and other Non-Income Taxes, but excluding Income Tax, deferred Tax liabilities and Excluded Liabilities), and shall be calculated in accordance with U.S. GAAP and on a basis consistent with PKI’s accounting methods, treatments, principles and procedures used in the preparation of the Financial Statements delivered prior to the date hereof pursuant to Section 2.6 of this Agreement.

(b) If Buyer in good faith disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by PKI, Buyer shall deliver to PKI within 45 days after receipt of the Closing Working Capital Statement a statement (the “Dispute Notice”) setting forth Buyer’s calculation of the correct Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount. The Parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Working Capital Amount for a period of 45 days after Buyer has given the Dispute Notice. If the Parties resolve such differences, the Closing Working Capital Amount agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Statement.”

(c) If the Parties do not reach a final resolution on the Closing Working Capital Amount within 45 days after Buyer has given the Dispute Notice, unless the Parties mutually agree to continue their efforts to resolve such differences, Ernst & Young LLP (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among PKI, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Working Capital Amount; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Closing Working Capital Amount within twenty (20) Business Days thereafter. The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Working Capital Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.

(d) The Neutral Accountant shall not be authorized or permitted to:

(i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Working Capital Amount in accordance with this Section 1.4;

(ii) resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as finally proposed by the Parties; or

(iii) apply any accounting methods, treatments, principles or procedures other than as described in Section 1.4(a).

(e) PKI, on the one hand, and Buyer, on the other hand, shall each pay one half of the fees and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that one Party has adopted a position or positions with respect to the Closing Working Capital Statement that is frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such Party and (ii) shall provide to the Parties a written explanation of its reasons for making such a determination.

(f) The Parties agree that the procedure set forth in this Section 1.4 for resolving disputes with respect to the Closing Working Capital Amount shall be the sole and exclusive method for resolving any disputes relating to the Closing Working Capital Amount, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(g) Failure of Buyer to deliver a Dispute Notice within 45 days after receiving the Closing Working Capital Statement shall constitute acceptance of the Closing Working Capital Amount set forth on the Closing Working Capital Statement, whereupon such Closing Working Capital Amount shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement. Delivery by Buyer of a Dispute Notice shall constitute final and binding acceptance by Buyer of all portions of the Closing Working Capital Statement other than those specifically identified in the Dispute Notice as being subject to a good faith dispute.

(h) If the Final Closing Working Capital Amount is less than $52,000,000, then PKI (as agent for the relevant Seller) shall pay to Buyer an amount equal to the difference between $52,000,000 and the Final Closing Working Capital Amount. If the Final Closing Working Capital Amount is more than $52,000,000, then Buyer shall pay to PKI (as agent for the relevant Seller) an amount equal to the difference between the Final Closing Working Capital Amount and $52,000,000. Any payment pursuant to this Section 1.4(h) shall be made in cash by wire transfer of immediately available funds into an account or accounts designated by Buyer or PKI, as the case may be, within five Business Days after the date on which the Final Closing Working Capital Amount is determined pursuant to this Section 1.4.

(i) For purposes of this Agreement, “Adjusted Purchase Price” means the Purchase Price plus, if applicable, the amount of the payment required to be made by Buyer to PKI pursuant to the second sentence of Section 1.4(h) or minus, if applicable, the amount of the payment required to be made by PKI to Buyer pursuant to the first sentence of Section 1.4(h).

1.5 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any asset, agreement, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity (as defined in Section 2.4(b)), as the case may be, would constitute a breach or default thereof, would result in a violation of the rights of any such third party or would otherwise be ineffective. If such consent (a “Deferred Consent”) is not obtained as of the Closing Date, then (a) the asset, agreement, lease, authorization, license or permit to which such Deferred Consent relates (a “Deferred Item”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, the Sellers and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that Buyer shall reimburse Sellers to the extent Sellers are required to make any payments, and no Seller shall be required to agree to any material undertakings, in connection therewith, and (c) until such Deferred Consent is obtained, the Sellers and Buyer shall cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other liabilities or obligations imposed on the Sellers or any of their Affiliates under the Deferred Item) and (ii) Buyer would assume any related economic burden (including the amount of any related Tax costs and any other liabilities or obligations imposed on the Sellers or any of their Affiliates) with respect to the Deferred Item. For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.

1.6 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PKI

PKI represents and warrants to Buyer that, except as set forth in the disclosure schedule provided by PKI to Buyer on or prior to the date hereof (the “Disclosure Schedule”):

2.1 Organization, Qualification and Corporate Power.

(a) Sellers. Each of the Sellers is an entity duly organized, validly existing and, where applicable, in good standing under the Laws of its respective jurisdiction of organization and is duly qualified to conduct business under the Laws of each jurisdiction and to own, license, lease or operate the properties owned, leased or operated by it, in each case as they relate to the Business, where the nature of such Seller’s business makes such qualification necessary, except for any such failures to be qualified that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Business Material Adverse Effect (as defined below). Each of the Sellers has all requisite corporate or partnership (as applicable) power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, financial condition or results of operations of the Business or (ii) materially impairs the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance directly or indirectly resulting from or arising out of (I) actions taken by the Parties in accordance with this Agreement, actions taken by Sellers at the request or with the consent of Buyer, or the failure to take any action prohibited by this Agreement, (II) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any public communications by any Party regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees and the identity of Buyer and its Affiliates, (III) changes in the Business’ industry generally or in markets generally and not specifically relating to the Business, (IV) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets except to the extent such change is adverse to the Business in a manner substantially disproportionate to other participants in the industries in which the Business operates, (V) changes in general legal, Tax, regulatory, political or business conditions in any country or region except to the extent such change is adverse to the Business in a manner substantially disproportionate to other participants in the industries in which the Business operates, (VI) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (VII) any failure by the Business to meet any projections, guidance, estimates or forecasts for or during any period ending on or after the date hereof provided that the underlying causes of such failure may be considered in determining whether there is a Business Material Adverse Effect unless such underlying cause is otherwise specifically excluded under this definition, (VIII) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in any country or region except to the extent the Acquired Assets and the assets of the Business Subsidiaries, taken as a whole, are materially damaged thereby or (IX) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in U.S. GAAP (or the interpretation thereof).

(b) Business Subsidiaries. Each of the Business Subsidiaries is a corporation, limited liability company or similar corporate body duly organized, validly existing and, where applicable, in good standing under the Laws of its respective jurisdiction of organization and is duly qualified to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Business Material Adverse Effect. Each of the Business Subsidiaries has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(c) Charter and Corporate Records. PKI has made available to Buyer correct and complete copies of the corporate charter and bylaws or other organizational documents (as amended to date) of each Business Subsidiary. The minute books (containing the records of meetings of the stockholders and the board of directors) and the stock record books of each Business Subsidiary are correct and complete in all material respects. None of the Business Subsidiaries is in default under or in violation of any provision of its corporate charter or bylaws or other organizational documents.

2.2 Capitalization; Title to Property.

(a) The capitalization (including the amount of nominal share capital and the number as well as the legal and beneficial owner of all issued shares) of each of the Business Subsidiaries is correctly set forth on the Disclosure Schedule. All of the issued and outstanding shares of Stock, and all of the issued and outstanding shares of capital stock of each Subsidiary of a Business Subsidiary, are duly authorized, validly issued, fully paid and nonassessable and there has been no repayment of share capital in contravention of applicable Law (including capital maintenance provisions). Except for the Stock, there are no outstanding shares of capital stock, equity interests or other equity securities of any of the Companies. Each Business Subsidiary that is a Subsidiary of a Company is wholly owned by such Company. Other than this Agreement, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which PKI or any of its Subsidiaries is a party or which are binding upon PKI or any of its Subsidiaries providing for the issuance, disposition, acquisition, redemption or exchange of any shares of capital stock of any Business Subsidiary. As of the date of this Agreement, none of the Business Subsidiaries are subject to contractual divestment requirements which may restrict foreign ownership rights or require some or all of the Stock to be transferred to (or new equity capital issued to) entities considered to be domestic entities in the jurisdiction in which they are domiciled. There are no outstanding or authorized stock appreciation, phantom stock or similar rights (i) providing for the issuance, disposition or acquisition of any shares of capital stock of any Business Subsidiary or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of any Business Subsidiary. There are no shareholders’ agreements, voting agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended, of the Stock. “Subsidiary” or collectively, “Subsidiaries” shall mean, when used with reference to any person, any corporation, partnership, limited partnership, limited liability company, joint venture, stock company trust or other entity of which such person (either acting alone or together with its other Subsidiaries), directly or indirectly, owns or has the power to vote with respect to 50% or more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited partnership, limited liability company joint venture, stock company, trust or other entity.

(b) All of the issued and outstanding shares of Stock are owned of record and beneficially by one of the Stock Sellers, and in each case such Stock Seller has good title to the Stock owned by it, free and clear of any Security Interest (as defined in Section 2.2(d)), contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities Law restrictions.

(c) Each Asset Seller has good title to, or a valid leasehold interest in, the material property and assets included in the Acquired Assets of such Asset Seller, free and clear of any Security Interests.

(d) For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, conditional and installment sale agreement, option to purchase or lease, right of first offer, right of first refusal, encumbrance, hypothec, charge or other lien (whether arising by contract or by operation of Law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens arising by operation of Law, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) liens for Taxes not yet due and payable, (v) liens for Taxes which are being contested in good faith and by appropriate proceedings, (vi) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (vii) liens arising solely by action of Buyer, and (viii) liens which do not materially and adversely impair the use or value of the Acquired Assets and the assets of the Business Subsidiaries, taken as a whole.

(e) There is no Indebtedness of the Business (including any Business Subsidiary) other than Indebtedness of any Asset Seller that shall constitute an Excluded Liability and other than capitalized leases with aggregate payment obligations following the Closing Date not exceeding $200,000. There is no purchase money debt or earnouts of the Business other than any purchase money debt or earnouts of the Business that constitute Excluded Liabilities. The Disclosure Schedule sets forth, as of the date hereof, all letters of credit, guarantees and letters of comfort and other borrowings or obligations of the Business that are subject to any guarantee, letter of comfort or similar assurance provided by PKI or any of its Subsidiaries (other than the Business Subsidiaries). As used herein, the term “Indebtedness” shall mean each of the following obligations: (i) any obligation for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money other than trade payables, accounts payable and other current liabilities, in each case incurred in the ordinary course of business; (ii) any obligation evidenced by any note, bond, debenture or other debt security; (iii) any obligations under capitalized or synthetic leases (as determined in accordance with U.S. GAAP) with respect to which any such person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations any such person assures a creditor against loss; and (iv) any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise).

2.3 Authority. PKI has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated herein to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and each Seller has all requisite corporate or partnership (as applicable) power and authority to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other agreements contemplated herein by PKI, the performance by PKI of its obligations hereunder and thereunder and the consummation by PKI of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of PKI. As of the Closing, the performance by each Seller of its obligations under this Agreement and the other agreements contemplated herein to which such Seller will be a party and the consummation by each Seller of the transactions contemplated hereby and thereby will have been duly and validly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly and validly executed and delivered by PKI and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes a valid and binding obligation of PKI, enforceable against PKI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart Scott-Rodino Act”) and applicable foreign antitrust, foreign investment or trade regulation Laws, neither the execution and delivery of this Agreement by PKI, nor the consummation by any Seller of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws or other organizational documents of any Business Subsidiary or any Seller;

(b) require on the part of any Business Subsidiary or any Seller any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other foreign or domestic governmental or regulatory authority or agency, including, for the avoidance of doubt, supranational authorities, such as, e.g., the European Union and the European Free Trade Association and their various subdivisions and authorities (a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which if not obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease (including capitalized lease), sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness or Security Interest to which any Business Subsidiary or any Seller is a party or by which any Business Subsidiary or any Seller is bound or to which any of their respective assets is subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect; or

(d) violate any statute, law, ordinance, regulation, rule or code or any judgment, order, writ, injunction, stipulation or decree by, any Governmental Entity (a “Law”) applicable to, any Business Subsidiary or any Seller or any of or their respective properties or assets, except for any violation that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect.

2.5 Subsidiaries. Other than any Business Subsidiary that is a Subsidiary of another Business Subsidiary, none of the Business Subsidiaries controls, directly or indirectly, or has any direct or indirect equity participation or investment in, any corporation, limited liability company, unlimited liability company, partnership, trust or other business association (other than in a money market, mutual fund or other short-term investment).

2.6 Financial Statements. PKI has provided to Buyer copies of the consolidated balance sheets of the Business as of the last day of each of the three fiscal years in the period ended January 3, 2010 and as of July 4, 2010, and consolidated income statements for the Business for each of the three fiscal years in the period ended January 3, 2010 and for the six-month period ended July 4, 2010 (collectively, with any quarterly financial statements furnished to Buyer pursuant to Section 4.5, the “Financial Statements”). The consolidated balance sheet of the Business as of July 4, 2010 is referred to herein as the “Most Recent Balance Sheet” and the date of such Most Recent Balance Sheet, July 4, 2010, is referred to herein as the “Balance Sheet Date”. The Financial Statements have been derived from the consolidated accounts of PKI, which are kept in the ordinary course of business in compliance with U.S. GAAP and in accordance with PKI’s accounting policies and procedures applied on a consistent basis through the periods covered thereby. Subject to and excluding intercompany balances with businesses retained by PKI (which shall be fully settled on or prior to the Closing Date pursuant to Section 4.8 hereof), allocations of corporate level expenses and other Excluded Liabilities, the Financial Statements accurately reflect in all material respects the financial position and results of operations of the Business (but without regard to Income Taxes) taken as a whole as of the respective dates and for the periods covered thereby. PKI has also provided to Buyer true and correct copies of its monthly financial statements for the period ended August 1, 2010, which have been prepared in accordance with PKI’s customary accounting policies and procedures applied on a consistent basis and pursuant to PKI’s books and records.

2.7 Absence of Certain Changes. Since the Balance Sheet Date, there have not been any adverse changes in the business, financial condition or results of operations of the Business, except for any adverse changes that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Business Material Adverse Effect. Except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this Agreement or listed on Schedule 4.3 as in effect on the date hereof), since the Balance Sheet Date, neither any Seller nor any Business Subsidiary has taken any of the following actions:

(a) sold, assigned or transferred any portion of the Acquired Assets or any assets of any of the Business Subsidiaries, in each case that is material to the Business, other than (i) the sale of any of the Inventory in the ordinary course of business, (ii) sales or other dispositions of obsolete or excess Equipment or other assets not used in the Business and (iii) in connection with the transactions contemplated by the Xenon Sale Agreement (the “Xenon Transaction”);

(b) waived any rights of material value to the Business;

(c) issued, sold or transferred any Stock or other equity securities, securities convertible into Stock or other equity securities or warrants, options or other rights to acquire Stock or other equity securities of any Business Subsidiary;

(d) declared or paid any dividends or made any distributions on Stock or other equity securities of any Business Subsidiary, or redeemed or purchased any shares of Stock or other equity securities of any Business Subsidiary or repaid any intercompany loans, except for dividends, distributions, redemptions and repayments paid solely in cash, cash equivalents and/or other short-term liquid investments;

(e) except as required by Law, granted any rights to severance benefits, “stay pay” or termination pay to any director, officer or other employee of the Business or increased benefits payable or potentially payable to any such director, officer or other employee of the Business under any previously existing severance benefits, “stay-pay” or termination pay arrangements (in each case, other than grants or increases that are substantially consistent with the past practice of the Business or grants or increases for which neither the Business nor Buyer will be obligated following the Closing);

(f) except in the ordinary course of business or in accordance with the Business’ capital expenditure budget attached to Section 2.7(f) of the Disclosure Schedule, made any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $250,000 for any individual item or $1,000,000 in the aggregate;

(g) acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions by any Seller not related to the Business;

(h) entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer or other employee of the Business whose annual base salary exceeds $200,000;

(i) materially amended the terms of any existing Business Benefit Plan (as defined in Section 2.19(a)), except (i) as required by Law or (ii) in a manner substantially consistent with the past practices of the Business;

(j) materially changed the accounting principles, methods or practices of the Business, except in each case concurrently with and in accordance with changes in U.S. GAAP or applicable local generally accepted accounting principles;

(k) solely with respect to a Business Subsidiary, made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or taken or omitted to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability of a Business Subsidiary, Buyer or any affiliate of Buyer in a taxable period beginning after the Closing Date or any portion of a taxable period allocable to Buyer pursuant to Section 8.2(b) herein; provided, however, that in all events, PKI Germany Elcos shall be entitled to make an election or otherwise cause it to have a short taxable year ending on the Closing Date; or

(l) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (k) of this Section 2.7.

2.8 Undisclosed Liabilities. Other than as set forth in the Disclosure Schedule, neither the Business Subsidiaries nor the Business has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not required by U.S. GAAP to be reflected or disclosed on the consolidated balance sheet of the Business) except for Excluded Liabilities and those liabilities (a) that are reflected or reserved against on the Most Recent Balance Sheet, (b) incurred in the ordinary course of business since the Balance Sheet Date, (c) arising under contracts or other matters disclosed in the Disclosure Schedule (or not required to be disclosed because of materiality thresholds) as in effect on the date hereof, or (d) that would not have, individually or in the aggregate, a Business Material Adverse Effect. Except for any Excluded Liabilities, there are no material off balance sheet transactions, arrangements, obligations or relationships of the Business or to which any of the Business Subsidiaries is a party (or has any commitment to be a party to), including any joint venture, partnership agreement or any similar contract relating to any transaction, arrangement or relationship between or among PKI or any of the Business Subsidiaries, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or person), on the other hand, in each case as described in Section 303(a)(4) of Regulation S-K.

2.9 Tax Matters.

(a) Each Business Subsidiary and each Asset Seller has filed or had filed on its behalf all material Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns are true, correct and complete in all material respects. Each Business Subsidiary and each Asset Seller has paid (or had paid on its behalf) all Taxes (as defined below) that are shown to be due on any such Tax Returns. All Taxes that each Business Subsidiary and each Asset Seller is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. No Business Subsidiary or Asset Seller (with respect to the Business) has any liability for unpaid Taxes (other than any such Taxes not yet due and payable) and no Business Subsidiary or Asset Seller (with respect to the Business) has ever received a refund in respect of Taxes to which it was not entitled. The unpaid Non-Income Taxes of each Business Subsidiary and each Asset Seller with respect to the Business for Tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Non-Income Taxes set forth on the Most Recent Balance Sheet, and all unpaid Non-Income Taxes of each Business Subsidiary and each Asset Seller with respect to the Business for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the ordinary course of business. The terms of all duty or tax facilities or exemptions provided have been complied with in all material respects and the compliance duly documented. For purposes of this Agreement, “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, goods and services, excise, profit, severance, production, license, payroll, alternative or add-on, stamp, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes or any other tax or custom duty of any kind imposed by the United States of America or any state, province, local or foreign government, or any agency thereof, or other political subdivision of the United States or other foreign country or any such government or agency thereof, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any of the foregoing or any contest or dispute thereof (in any case including any amounts imposed as secondary liability, in particular, but not limited to, Sections 73 and 75 of the German Tax Code (Abgabenordnung)). “Income Taxes” means any and all Taxes imposed upon or otherwise based upon the income of the applicable person. “Non-Income Taxes” means all Taxes other than Income Taxes. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms, information returns or other information required to be supplied to a taxing authority in connection with Taxes.

(b) No examination or audit of any Business Subsidiary or (with respect to the Business) Asset Seller (or of any consolidated, combined or unitary group for a period for which the activities of any Business Subsidiary or (with respect to the Business) Asset Seller were included on the Tax Return of such group) by any Governmental Entity is currently in progress or, to Sellers’ knowledge, threatened or contemplated. None of the Business Subsidiaries or the members of any consolidated, combined or unitary group with which any Business Subsidiary has filed group Tax Returns has been notified in writing by any jurisdiction that the jurisdiction believes that any Business Subsidiary was required to file any Tax Return or that the consolidated, combined or unity group with respect to which any Business Subsidiary filed Tax Returns for any period was required to file any Tax Return for such period that was not filed.

(c) None of the Business Subsidiaries has been a member of a group with which it has filed or been included in a combined, consolidated or unitary Tax Return relating to Income Taxes other than a group the common parent of which was PKI or a Subsidiary of PKI. None of the Business Subsidiaries is liable for the Taxes of any taxpayer other than PKI and its Subsidiaries under Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise for any taxable period ending (or deemed pursuant to Section 8.2(b) to be ending) on or before the Closing Date.

(d) The Domination and Profit and Loss Transfer Agreement (Beherrschungs- und Gewinnabführungsvertrag) entered into between PKI German Parent and PKI Germany Elcos on November 24, 2005, terminated as of the Closing Date, was valid from German corporate and tax law perspective and has been in operation in compliance with the applicable corporate and Tax law requirements until and including December 31, 2009. The Tax group (Organschaft) thereby established between PKI German Parent and PKI Germany Elcos has been and will be recognized for Tax purposes from January 1, 2005, onwards until and including December 31, 2009.

(e) No Tax liens that constitute Security Interests have been filed with respect to any Taxes of a Business Subsidiary or any of the Acquired Assets. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations or reassessment periods with respect to any Taxes or Tax Returns of any Business Subsidiary. PKI Sensors and the other U.S. Subsidiaries included in the Business Subsidiaries are not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Sellers or any of Seller’s Subsidiaries. None of the Business Subsidiaries have filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local Tax statutes.

(f) None of the Stock or the Acquired Assets constitute “taxable Canadian property” for the purposes of the Income Tax Act (Canada) (the “ITA”).

(g) No Taxes levied by the Canadian federal government, a provincial, municipal, local government in Canada, or any Canadian Governmental Entity, including Canadian Goods and Services Tax or Harmonized Sales Tax, will be exigible in respect of the purchase or sale of the Acquired Assets. The purchase and sale of the Acquired Assets will not be subject to the goods and services Tax or harmonized sales Tax under Part IX of the Excise Tax Act (Canada), to Quebec sales Tax under an Act respecting the Quebec sales Tax, nor to any other value added Tax imposed by the Federal Government of Canada, or a province, municipality or local government thereof.

(h) PKI Canada has not entered into an agreement contemplated by section 191.3 of the ITA.

2.10 Tangible Personal Property. One of the Business Subsidiaries or one of the Sellers has good title to, a valid leasehold interest in or a valid license to use, all of the material tangible personal property (the “Personal Property”) reflected on the Most Recent Balance Sheet (other than Personal Property sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet), free and clear of all Security Interests. The Personal Property, taken as a whole, is in good operating condition for the uses to which it has been put for the operation of the Business, subject to ordinary wear and tear and ordinary maintenance requirements.

2.11 Real Property.

(a) Owned Real Property. The Disclosure Schedule lists the property address of all Owned Real Property. The Owned Real Property includes all real property owned by each Asset Seller (insofar as it relates to the Business) and the Business Subsidiaries, including the Hereditary Building Right Property. With respect to each piece of Owned Real Property:

(i) the applicable Asset Seller or Business Subsidiary has good and clear title to the Owned Real Property, free and clear of all Security Interests, except for Security Interests which, individually or in the aggregate, have not had and would not reasonably be expected to result in a Business Material Adverse Effect;

(ii) to Sellers’ knowledge, there is no pending or threatened condemnation, eminent domain or taking proceeding, zoning application or proceeding, or other material claim, action or proceeding or other matter relating to the Owned Real Property, or portion thereof or interest therein; and

(iii) there are no leases, subleases, licenses or agreements granting to any party or parties (other than the Asset Sellers or the Business Subsidiaries) the right of use or occupancy of any portion of such Owned Real Property.

(b) Leased Property. The Disclosure Schedule lists all real property leased or subleased to any of the Business Subsidiaries or included in the Acquired Assets. PKI has made available to Buyer correct and complete copies of the leases and subleases (as amended, modified and restated to date) for all of the Leased Facilities (the “Leases”). With respect to each such Lease:

(i) the Lease is a legal, valid, binding and enforceable obligation of the applicable Asset Seller or Business Subsidiary (as the case may be) and, to Sellers’ knowledge, each other party to such Lease, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses and each Lease is in full force and effect with respect to the applicable Asset Seller or Business Subsidiary (as the case may be) and, to Sellers’ knowledge, each other party to such Lease;

(ii) no Asset Seller, Business Subsidiary or, to Sellers’ knowledge, any other party to the Lease is in breach or default and, to Sellers’ knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any such breach or default that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect; and

(iii) no Asset Seller or Business Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold to the Lease and the applicable Asset Seller or Business Subsidiary is currently in occupancy of all such Leased Real Property.

(c) Neither the Asset Sellers (insofar as it relates to the Business) nor any Business Subsidiary holds any option or is subject to any contractual obligation to purchase, lease or otherwise acquire an interest in any real property.

2.12 Intellectual Property.

(a) The Disclosure Schedule lists all Acquired Intellectual Property which is material Intellectual Property that has been issued, registered, renewed or is the subject of a pending application for registration (“Registered”). Acquired Intellectual Property and Licensed Intellectual Property, whether or not Registered, that is material to the Business, taken as a whole, is collectively referred to as the “Designated Intellectual Property”. The applicable Asset Seller or Business Subsidiary owns the Registered Acquired Intellectual Property, and, to Sellers’ knowledge, owns or is licensed or otherwise possesses valid rights to use, the other Designated Intellectual Property, except where any failure to own, license or otherwise possess valid rights to use such Designated Intellectual Property, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect. Except as set forth in the Disclosure Schedule, all such rights in Acquired Intellectual Property are free of all Security Interests. The Acquired Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property (other than (i) those domain names and other Trademarks specifically listed in the Disclosure Schedule as Excluded Assets and (ii) IT Systems that constitute Intellectual Property) used in the Business as of the date of this Agreement. The Patents included in the Acquired Assets (the “Acquired Patents”) include all Patents subject to a terminal disclaimer related to an Acquired Patent.

(b) To Sellers’ knowledge, all registered Trademarks, registered Copyrights and issued Patents included in the Acquired Intellectual Property are valid, subsisting and enforceable. No such Intellectual Property has been abandoned, canceled or adjudicated invalid (except in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the applicable Asset Sellers’ or Business Subsidiaries’ rights thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect. The applicable Asset Sellers and Business Subsidiaries have timely (which may include during any permissible extension) made all material filings and material payments with the appropriate foreign and domestic agencies required to maintain in subsistence rights in all Acquired Intellectual Property which is Registered Designated Intellectual Property.

(c) No Business Subsidiary or, with respect to the Business, Asset Seller has been named in any material suit, action or proceeding which involves a claim of infringement of any Intellectual Property rights of any third party with respect to the Business. To Sellers’ knowledge, the Business as presently conducted does not infringe any Intellectual Property rights of any third party. Except as set forth in the Disclosure Schedule, none of the Sellers or any Business Subsidiary has received any written notice or written claim alleging any such infringement which is material and has not been resolved, and to Sellers’ knowledge, there is no threatened or anticipated claim alleging such material infringement. No material claim of infringement brought by an Asset Seller or Business Subsidiary against a third party with respect to the Designated Intellectual Property is outstanding.

(d) The applicable Asset Seller or Business Subsidiary has performed the obligations required to be performed by it under the terms of any agreement pursuant to which such Asset Seller or Business Subsidiary has rights in any Designated Intellectual Property, except for any failure to perform that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect, and none of the Asset Sellers, Business Subsidiaries or, to Sellers’ knowledge, any third party is in default under any such agreement, except for any default that, individually or in the aggregate, has not had and would not reasonably be likely to result in a Business Material Adverse Effect.

(e) To the extent permitted by applicable Law, each employee, agent, consultant or third party contractor involved in the creation or development of the inventions claimed in the Acquired Intellectual Property which is Designated Intellectual Property has properly and validly assigned all rights, title and interest in such Intellectual Property to the relevant Asset Seller or Business Subsidiary and all amounts due and owing to such employee, agent, consultant or third party contractor in consideration of such assignment has been paid and discharged in full, except to the extent that such failure to assign such rights or make such payments, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect.

(f) None of the Sellers has, to Sellers’ knowledge, disclosed to any third party any material Trade Secrets included in Acquired Intellectual Property (except for such Intellectual Property whose value would be unimpaired in any material respect by disclosure) or made available to any third party any material containing any such Trade Secrets included in Acquired Intellectual Property, other than pursuant to agreements of confidentiality or non-disclosure. Each of the Sellers has used commercially reasonable efforts to safeguard the confidentiality and value of the material Trade Secrets included in Acquired Intellectual Property, including establishing measures and/or procuring agreements applicable to Sellers’ and their affiliates’ employees, contractors and advisors restricting the access, use and disclosure of material Trade Secrets included in Acquired Intellectual Property by such persons.

(g) Other than rights and licenses granted in the ordinary course of business, none of PKI or any of its Subsidiaries has entered into any material agreement or arrangement for the assignment, disposal of or license of any Designated Intellectual Property, whether in whole or in part, to any third party, other than pursuant to Contracts set forth in the Disclosure Schedules as in effect on the date hereof.

(h) The IT Systems used in the operation of the Business are adequate in all material respects for the operation of the Business as currently operated, and the Acquired IT Systems are in good working condition (normal wear and tear excepted). There has not been any material malfunction with respect to any Acquired IT Systems since January 1, 2008 that has not been remedied or replaced in all material respects. The Asset Sellers (with respect to the conduct and operation of the Business) and Business Subsidiaries have taken reasonable steps in accordance with industry standards to secure all Acquired IT Systems from unauthorized access or use by any person.

(i) The Common Know-How Agreement is a legal, valid and binding obligation of PKI and, to Sellers’ knowledge, Xenon, enforceable against PKI and, to Sellers’ knowledge, Xenon, in accordance with its terms, except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses. The Common Know-How Agreement has not been amended or modified in any respect, and PKI has not waived any of its material rights or those of “Related Corporations” (as defined in the Common Know-How Agreement) thereunder. Neither PKI nor, to the knowledge of PKI, Xenon, is in material breach of the Common Know-How Agreement. PKI has the valid right, without the consent of any other party (including Xenon), to assign all of its rights under the Common Know-How Agreement (including its rights to enforce the Common Know-How Agreement against Xenon) to Buyer or its Designated Affiliate.

(j) The Parties agree that the sole representations and warranties of PKI as to Intellectual Property matters are those contained in this Section 2.12 and Section 2.27.

2.13 Contracts.

(a) As of the date hereof, except as set forth in the Disclosure Schedule, no Business Subsidiary or (with respect to the operation or conduct of the Business) any Asset Seller is a party to, and the Acquired Assets and Assumed Liabilities do not include, any:

(i) agreement (or group of related written agreements with the same person or entity or one or more other Asset Sellers or Business Subsidiaries) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $500,000, other than (A) purchase orders relating to the supply of goods and services to the Business in the ordinary course of business and (B) agreements that can be terminated by such Business Subsidiary or Asset Seller, as applicable, on 60 or fewer days’ notice without payment by such Business Subsidiary or Asset Seller of any penalty;

(ii) agreement (or group of related written agreements with the same person or entity or one or more other Asset Sellers or Business Subsidiaries) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $500,000, other than any such contracts and agreements that can be terminated by such Business Subsidiary or Asset Seller, as applicable, on 60 or fewer days’ notice without payment by such Business Subsidiary or Asset Seller of any penalty;

(iii) agreement (or group of related written agreements with the same person or entity or one or more other Asset Sellers or Business Subsidiaries) for the sale of Products or services where such agreement involves in excess of $500,000 in future payments;

(iv) agreement establishing a partnership, joint venture or exclusive distribution arrangement;

(v) agreement (or group of related written agreements with the same person or entity or one or more other Asset Sellers or Business Subsidiaries) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness the outstanding balance of which is more than $500,000 or under which it has imposed a Security Interest on any of its material assets, tangible or intangible, relating to the Business;

(vi) agreement that prohibits or restricts in any material respect the Business from freely engaging in business anywhere in the world;

(vii) agreement involving the executive officers or directors of any Business Subsidiary or (with respect to the Business) any Asset Seller;

(viii) agreement for the employment of any individual on a full-time or part-time basis providing base annual compensation at a rate in excess of $200,000 during fiscal 2010;

(ix) severance, “stay pay” or termination agreement with any officer or other employee of the Business, other than any such agreement that shall remain an obligation of PKI or its Subsidiaries (other than Business Subsidiaries) after the Closing;

(x) agreement for the sale of any Acquired Asset or any assets or properties of any Business Subsidiary which involves a payment to be made to PKI or any of its Subsidiaries in excess of $500,000, other than agreements for the sale of goods and services in the ordinary course of business; and

(xi) agreement for the acquisition by any Business Subsidiary or any Asset Seller of any operating business or the capital stock of any other person, other than acquisitions by any Asset Seller that are not related to the Business;

provided, however, that (x) no agreement referred to in clauses (i) through (xi) above need be disclosed unless the applicable Business Subsidiary or Asset Seller currently has, or may in the future have, any rights or obligations thereunder and (y) Leases are not required to be disclosed in response to any provision of this Section 2.13 and shall not constitute Designated Contracts (as defined in Section 2.13(b)). Neither PKI nor any of the Business Subsidiaries or Asset Sellers has knowledge of any dispute with any person under any Designated Contract which, individually or in the aggregate, has had or would reasonably be expected to result in a Business Material Adverse Effect.

(b) PKI has made available to Buyer a correct and complete copy of each agreement (as amended to date) listed in Section 2.13 of the Disclosure Schedule and each Government Contract listed in Section 2.14 of the Disclosure Schedule (collectively, the “Designated Contracts”). Each Designated Contract is a legal, valid, binding and enforceable obligation of the applicable Business Subsidiary or Asset Seller, as the case may be, and, to Sellers’ knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses), and there exists no defaults of any Business Subsidiary or Asset Seller, as the case may be, or, to Sellers’ knowledge, any other party thereto, except for any such failures to be legal, valid, binding and enforceable or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Business Material Adverse Effect. Neither PKI nor any of the Business Subsidiaries or Asset Sellers has received any written notice of a counterparty’s intent to terminate or not renew any Designated Contract, other than such terminations or non-renewals that have not had and would not reasonably be expected to result in a Business Material Adverse Effect.

2.14 Government Contracts.

(a) “Government Contract” means any Contract, basic ordering agreement, letter contract, purchase order, bid, proposal, arrangement or other commitment of any kind, between (a) any Business Subsidiary or (with respect to the conduct or operation of the Business) any Asset Seller and a U.S. Governmental Entity (a “Prime Government Contract”), or (b) any Business Subsidiary or (with respect to the conduct or operation of the Business) any Asset Seller and any prime contractor to a U.S. Governmental Entity (a “Prime Government Contractor”) with respect to a Prime Government Contract of such Prime Government Contractor. “Government Contract” shall also include any “Government Bid,” which is defined as any offer to sell products or services made by any Business Subsidiary or (with respect to the conduct or operation of the Business) any Asset Seller to any U.S. Governmental Entity or any Prime Government Contractor prior to the Closing Date which, if accepted, would result in a Government Contract. Section 2.14 of the Disclosure Schedule sets forth a correct list of the Government Contracts awarded to any Business Subsidiary or (with respect to the conduct or operation of the Business) any Asset Seller that are in effect on the date hereof where such contract involves in excess of $500,000 in future payments. Except as expressly set forth in Section 2.14(a) of the Disclosure Schedule, and with respect to the Government Contracts identified therein and except as has not had and would not reasonably be expected to result in a Business Material Adverse Effect:

(i) The Asset Sellers (with respect to the conduct or operation of the Business) and Business Subsidiaries comply with all applicable Laws, certifications, representations, warranties, covenants, clauses, provisions and requirements applicable to their respective Government Contracts.

(ii) To Sellers’ knowledge, there are no pending administrative, civil or criminal investigations, audits, subpoenas, or indictments by any Governmental Entity or court concerning the Government Contracts or any individual employee involved with performing such Government Contracts within the three (3) years prior to the Closing Date, and none of the Asset Sellers (with respect to the conduct or operation of the Business) or Business Subsidiaries has made a voluntary disclosure of fraud or price mischarging or other violation of Laws in connection with the Government Contracts to any Governmental Entity within the three (3) years prior to the Closing Date.

(iii) None of the Asset Sellers (with respect to the conduct or operation of the Business) or Business Subsidiaries, nor to Sellers’ knowledge, any employee, contractor, consultant, vendor or supplier of the Asset Sellers or Business Subsidiaries that performs or has performed services or furnished products in connection with the Government Contracts, is, or within the three (3) years prior to the Closing Date, suspended or debarred or has been proposed for suspension or debarment from doing business with a Governmental Entity or has been declared non-responsible or ineligible for contracting with a Governmental Entity, and, to Seller’s knowledge, there are no pending or threatened debarment or suspension proceedings or nonresponsibility determinations.

(iv) None of the Asset Sellers (with respect to the conduct or operation of the Business) or Business Subsidiaries is in material default in the performance of any of the Government Contracts, and no termination for convenience, termination for default, cure notice or show cause notice has been issued to the Asset Sellers (with respect to the conduct or operation of the Business) or Business Subsidiaries with respect to any Government Contract within the three (3) years prior to the Closing Date and as of the date hereof there are no pending or, to Sellers’ knowledge, threatened terminations for convenience, terminations for default, cure notices or show cause notices.

(v) To the extent required to perform classified Government Contracts, the Asset Sellers and Business Subsidiaries maintain and possess facility clearances granted pursuant to the National Industrial Security Program Operating Manual (“NISPOM”) by either the Department of Defense or other Governmental Entity to perform such Government Contracts and as otherwise required for the continued conduct of the Asset Sellers (with respect to the conduct or operation of the Business) and Business Subsidiaries with respect to the Government Contracts. The Asset Sellers (with respect to the conduct or operation of the Business) and Business Subsidiaries are in material compliance with the requirements of the NISPOM and its facility clearances.

(b) Within the three (3) years prior to the Closing Date, neither any Governmental Entity nor any prime contractor, subcontractor or other person has asserted any material claim or initiated any material dispute proceeding against the Asset Sellers and Business Subsidiaries in connection with the Government Contracts.

2.15 Export Controls.

(a) Section 2.15(a) of the Disclosure Schedule lists all material export, re-export or transshipment licenses, pending license applications, authorizations and manufacturing licenses or technical assistance agreements which are held by any Business Subsidiary or (with respect to the conduct or operation of the Business) any Asset Seller as of the date of this Agreement.

(b) Except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect, the Asset Sellers (with respect to the conduct or operation of the Business) and the Business Subsidiaries are in compliance with all applicable United States export control Laws, including the AECA, the ITAR, the EAR, the International Economic Emergency Powers Act, the Trading with the Enemy Act (50 U.S.C. Appendix), and related executive orders and Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (the “Export Control Laws”).

(c) Except where the failure to be so authorized would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect, the Asset Sellers (with respect to the conduct or operation of the Business) and the Business Subsidiaries have all necessary authority under the Export Control Laws to conduct the Business as currently conducted, including (i) necessary Permits for any export transactions or timely filed license applications for pending export transactions, (ii) necessary Permits and clearances for the disclosure of information to foreign persons, including foreign persons (other than permanent resident aliens) located in the United States, and (iii) necessary registrations with any Governmental Entity with authority to implement applicable Law.

(d) None of the Asset Sellers (with respect to the conduct or operation of the Business) or the Business Subsidiaries have participated or cooperated in any unsanctioned boycott as defined in Section 999 of the Code and applicable Treasury Guidelines, nor have any of the Asset Sellers (with respect to the conduct or operation of the Business) or the Business Subsidiaries violated the antiboycott provisions of the EAR (15 C.F.R. Part 760) except where any such participation, cooperation or violation would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect. The Asset Sellers (with respect to the conduct or operation of the Business) and the Business Subsidiaries have filed any required returns or reports concerning operations in boycotting countries, including receipt of boycott requests, as such returns or reports are required by Section 999 of the Code and 15 C.F.R. Part 760 except where the failure to make any such filing would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect.

2.16 Foreign Corrupt Practices Act. None of the Asset Sellers (with respect to the conduct or operation of the Business) and the Business Subsidiaries, nor to Sellers’ knowledge any officer, employee, agent or other person acting on behalf of any of the Asset Sellers (with respect to the conduct or operation of the Business) and the Business Subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made, offered, authorized or participated in any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”), or any other United States or foreign Laws concerning corrupt payments, except for any use of funds, payments or violations of Law which, individually or in the aggregate, have not had and would not reasonably be expected to result in a Business Material Adverse Effect. To Sellers’ knowledge, during the three (3) years prior to the date hereof, none of the Asset Sellers (with respect to the conduct or operation of the Business) and the Business Subsidiaries has been investigated by any Governmental Entity with respect to, or has received any subpoena or other request for information from a Governmental Entity with respect to, any actual or potential violation by any of the Asset Sellers (with respect to the conduct or operation of the Business) and the Business Subsidiaries or by any officer, employee, agent or other person acting on behalf of any of the Asset Sellers and the Business Subsidiaries, of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments.

2.17 Litigation. The Disclosure Schedule lists, as of the date of this Agreement, each (a) material judgment, order, decree, stipulation or injunction specifically naming any Asset Seller or Business Subsidiary or any of their respective properties or business and relating to the Business and (b) claim, complaint, action, suit, proceeding, application, judicial or administrative hearing or investigation relating to the Business of or in any Governmental Entity or before any arbitrator to which any Asset Seller or Business Subsidiary is a party or, to Sellers’ knowledge, which has been overtly threatened against any Asset Seller or Business Subsidiary that, in the case of either clause (a) or (b), either individually or in the aggregate, has had or would reasonably be expected to result in a Business Material Adverse Effect.

2.18 Labor Matters.

(a) The Disclosure Schedule lists, as of the date of this Agreement, each collective bargaining agreement as well as each works council agreement, labor contract, letter of understanding, memorandum of understanding, letter of intent, voluntary recognition agreement or other legally binding commitment to any labor union, trade union, employee association or similar entity in respect of any employees or independent or dependent contractors rendering services to an Asset Seller or Business Subsidiary to which any Asset Seller (with respect to the conduct and operation of the Business) or Business Subsidiary is a party or is bound (including binding effects resulting from contractual reference).

(b) To Sellers’ knowledge, as of the date of this Agreement there are no organizing activities involving any Asset Seller (insofar as it relates to the Business) or a Business Subsidiary pending with any labor organization, works council or group of Business Employees. The Asset Sellers (insofar as it relates to the Business) and Business Subsidiaries are in compliance with all applicable Laws relating to employment and labor, including all such Laws relating to wages, occupational pensions, hours of work, classification of employees, employment or labor standards, independent contractors, collective bargaining, labor or industrial relations, discrimination, civil rights, human rights, occupational safety and health, workers’ compensation and (in the case of PKI Singapore) central provident fund payments except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. None of the Asset Sellers or the Business Subsidiaries has, with respect to the Business, experienced since January 1, 2008, any material strikes, grievances, complaints, charges, claims of unfair labor practices or collective bargaining disputes.

(c) The Disclosure Schedule lists, as of the date of this Agreement, the approximate number of Business Employees at each location.

(d) As of the Closing Date, (i) each Business Employee providing services in the United States will be employed by PKI Sensors, PKI LED Solutions or PKI Illumination, (ii) each Business Employee providing services in Canada will be employed by PKI Canada, (iii) each Business Employee providing services in Indonesia will be employed by PKI Indonesia, (iv) each Business Employee providing services in China will be employed by PKI Shenzhen, (v) each Business Employee providing services in Weisbaden, Germany will be employed by PKI Germany Opto, (vi) each Business Employee providing services in Pfaffenhoffen, Germany will be employed by PKI Germany Elcos, (vii) each Business Employee providing services in the United Kingdom will be employed by PKI Q-Arc, (viii) each Business Employee providing services in Singapore will be employed by PKI Singapore and (ix) each Business Employee providing services in the Philippines will be employed by PKI Philippines.

2.19 Employee Benefits.

(a) The Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by PKI, any other Asset Seller, Business Subsidiary, or any ERISA Affiliate for the benefit of current or former employees of the Business (and their beneficiaries) and as to which any Business Subsidiary or Asset Seller has any liability (the “Business Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, policy, agreement, practice or arrangement involving direct or indirect compensation or employee benefits, including insurance coverage, severance benefits, disability benefits, old-age part-time benefits, jubilee benefits, retiree benefits, retiree medical benefits, all mandatory social welfare and housing fund benefits, deferred compensation, bonuses, retention payment, change of control payment, share of profits, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement benefits or compensation. For purposes of this Agreement, Business Benefit Plans subject to the Laws outside of the United States (the “Foreign Benefit Plans”) shall be listed separately by country on the Disclosure Schedule. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any Asset Seller or Business Subsidiary. Complete and accurate copies of all Business Benefit Plans (except for those arrangements described in Section 1.1(e)(iii)) and all material related trust agreements, insurance contracts and summary plan descriptions have been made available to Buyer and with respect to each Business Benefit Plan maintained by a Business Subsidiary, (A) the most recent determination letter, if applicable; (B) any summary plan description, if applicable; and (C) if applicable, for the two (2) most recent years (1) the Form 5500 and attached schedules, (2) audited financial statements and (3) actuarial valuation reports. Each Business Benefit Plan has been administered in accordance with its terms and the applicable Asset Seller or Business Subsidiary, as the case may be, has met its obligations with respect to such Business Benefit Plan, except for any failure to so administer or so meet its obligations that would not reasonably be expected to result in a Business Material Adverse Effect. Each Asset Seller and Business Subsidiary, and the Business Benefit Plans, are in compliance with the currently applicable provisions of ERISA, the Code and any other applicable Laws, except for any failure to so comply that would not reasonably be expected to result in a Business Material Adverse Effect.

(b) There are no pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Business Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan, or, to Sellers’ knowledge, investigations by any Governmental Entity involving any Business Benefit Plan, except for any such termination proceedings or other claims, suits, proceedings or investigations that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Business Material Adverse Effect. During the three (3) years prior to the Closing Date, no material written communication has been received by PKI, any Asset Seller or any Business Subsidiary from the Pension Benefit Guaranty Corporation in respect of any Employee Benefit Plan maintained, sponsored or contributed to by PKI or its ERISA Affiliates subject to Title IV of ERISA concerning the funded status of any such plan.

(c) The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred whether by action or failure to act that could result in the loss of such qualification.

(d) The Disclosure Schedule lists each Multiemployer Plan to which any Asset Seller, any Business Subsidiary or any ERISA Affiliate contributes or is obligated to contribute for the benefit of employees of the Business. No Asset Seller, Business Subsidiary or ERISA Affiliate has withdrawn from any Multiemployer Plan in a complete or partial withdrawal which has resulted in any withdrawal liability which has not been satisfied in full, except for any such withdrawal liability that would not reasonably be expected to result in the incurrence of a material liability by Buyer or a Business Subsidiary. All required contributions to any such Multiemployer Plan have been made in full, except for any contributions which, if not made, would not reasonably be expected to result in the incurrence of a material liability by Buyer or a Business Subsidiary.

(e) There are no unfunded obligations under any Business Benefit Plan other than an Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, providing welfare benefits after termination of employment to any employee of the Business (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Laws, and other than (i) unfunded liabilities under the German “Bedingungen 1994 für Ruhegehaltsabkommen”, “Betriebliche Altersversorgung des Tarifkreises der Heimann GmbH”, the German old-age part-time and jubilee payment schemes and (ii) unfunded obligations which would not reasonably be expected to result in the incurrence of a material liability by Buyer or a Business Subsidiary. The accrued unfunded liability of the Business Subsidiaries at December 31, 2009 relating to the GE-20186 pension plan is set forth in the Disclosure Schedule.

(f) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by PKI, any other Asset Seller or Business Subsidiary, any of their respective Affiliates or any ERISA Affiliate that would subject any Asset Seller, Business Subsidiary or ERISA Affiliate to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable Laws (other than liabilities for benefits under Business Benefit Plans for employees of any Asset Seller or Business Subsidiary, and each of their beneficiaries), except for any fine, penalty, Tax or liability that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Business Material Adverse Effect.

(g) The German pension schemes “Bedingungen 1994 für Ruhegehaltsabkommen” as well as “Betriebliche Altersversorgung des Tarifkreises der Heimann GmbH” have been effectively closed for new entries with effect as from January 1, 2004.

(h) No contribution notice or financial support direction has been issued to any of the Business Subsidiaries by the UK Pensions Regulator in respect of the PerkinElmer (UK) Pension Scheme and, to the Sellers’ knowledge, there is no reason why the UK Pensions Regulator would conclude it would be reasonable to issue any such notice or direction to any of the Business Subsidiaries, Buyer or any of its Subsidiaries or any of their respective employees, officers or directors.

(i) PKI and its Subsidiaries have made all material contributions to all government mandated benefit programs in Singapore, the Philippines, Indonesia and China that are required by Law to have been made through the Closing Date.

2.20 Environmental Obligations.

(a) When used in this Agreement, the following terms have the meanings provided below.

(i) “CERCLA” shall mean the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and analogous foreign Laws, in each case as in effect on the Closing Date.

(ii) “Release” shall have the meaning assigned to that term in CERCLA and analogous foreign Laws.

(iii) “Environment” shall have the meaning assigned to that term under CERCLA and analogous foreign Laws.

(iv) “Materials of Environmental Concern” means any hazardous substance, pollutant or contaminant, as those terms are defined under CERCLA and analogous foreign Laws, solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act (as in effect on the date of this Agreement) and analogous foreign Laws, and oil, petroleum and petroleum products.

(v) “Environmental Law” means any foreign, federal, state, provincial, or municipal statute, rule or regulation as in effect on the Closing Date relating to the Environment or occupational health and safety, including any statute or regulation pertaining to (A) treatment, storage, disposal, transportation or generation of Materials of Environmental Concern; (B) air, water and noise pollution; (C) groundwater and soil contamination; or (D) the Release or threatened Release of Materials of Environmental Concern.

(vi) “Environmental Obligations” means any legal obligation or liability arising under Environmental Law.

(vii) “Off-Site Liabilities” means Environmental Obligations and/or liability arising under common law resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, in connection with the Business, of any Materials of Environmental Concern by the Business, or any agent or contractor of the Business, to or at any property, location, site or facility other than a Business Property.

(viii) “Business Properties” means the Owned Real Property and the Leased Facilities or any other property currently or formerly owned, occupied or operated by the Business, any Business Subsidiary or, with respect to the Business, any Asset Seller.

(b) Except as described or identified in the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(i) to Sellers’ knowledge, the Business’ current operations at the Business Properties are in material compliance with applicable Environmental Laws;

(ii) as of the date of this Agreement, there is no pending or, to Sellers’ knowledge, threatened civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or information request relating to any Environmental Law involving any of the Business Properties or the Business;

(iii) to Sellers’ knowledge, the applicable Asset Seller or Business Subsidiary has all the material permits, licenses and approvals required under Environmental Law to operate the Business at the currently owned or operated Business Properties;

(iv) to Sellers’ knowledge, there has been no Release at any of the Business Properties that has had or would reasonably be expected to result in any material Environmental Obligations;

(v) to Sellers’ knowledge, neither the Business nor the Business Properties are subject to any contract that may require the Business or any Business Subsidiary to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any Environmental Obligations; and

(vi) to Sellers’ knowledge, none of the Business Properties contain an active or inactive incinerator, lagoon, landfill, septic system, wastewater treatment system, underground storage tank, friable asbestos or friable asbestos-containing material, or polychlorinated biphenyls.

(c) Except as described or identified in the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(i) with respect to the Business Properties currently owned or operated by any Business Subsidiary or Asset Seller, there is no existing or, to Sellers’ knowledge, threatened material order or claim requiring the investigation or remediation of a Release of Materials of Environmental Concern that is material to the Business; and

(ii) with respect to each Asset Seller and each Business Subsidiary, there is no existing or, to Sellers’ knowledge, threatened material claim for Off-Site Liabilities that is material to the Business.

(d) The Parties agree that the only representations and warranties of PKI herein as to any Environmental Obligations are those contained in this Section 2.20. Without limiting the generality of the foregoing, Buyer specifically acknowledges that the representations and warranties contained in Sections 2.17, 2.21 and 2.22 do not relate to Environmental Obligations.

2.21 Legal Compliance.

(a) Each Business Subsidiary and (with respect to the conduct or operation of the Business) each Asset Seller has been during the three (3) years prior to the date of this Agreement and is in compliance with all applicable Laws of any Governmental Entity, except where the failure to comply therewith, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect. No Asset Seller or Business Subsidiary has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Business Material Adverse Effect.

(b) To Sellers’ knowledge, during the three (3) years prior to the date of this Agreement PKI Philippines has been and is in compliance with all applicable rules and regulations of the Philippine Economic Zone Authority and the conditions of its registration with said Governmental Entity.

2.22 Permits. (a) No Asset Seller (with respect to the conduct and operation of the Business) or Business Subsidiary is in material violation of or default under any permit, license, franchise or authorization from any Governmental Entity used in its business or operations as presently conducted and material to the business or operations of the Business (collectively, the “Permits”) and (b) to Sellers’ knowledge, no Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement, except for any revocation, termination or renewal that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect.

2.23 Grants. No Asset Seller (insofar as it relates to the Business) or Business Subsidiary has done or agreed to do anything as a result of which either:

(a) any material investment or other material grant or allowance paid to any Asset Seller (insofar as it relates to the Business) or Business Subsidiary is or will be liable to be refunded in whole or in part following the Closing solely as a result of the consummation of the transactions contemplated by this Agreement; or

(b) any such material grant or allowance for which application has been made by any Asset Seller (insofar as it relates to the Business) or Business Subsidiary will not be paid or will be reduced following the Closing solely as a result of the consummation of the transactions contemplated by this Agreement.

2.24 Products Liability. Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Business Material Adverse Effect (a) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any Product (including the packaging and advertising related thereto), or claim or lawsuit involving a Product which is currently pending or, to Sellers’ knowledge threatened, by any person, (b) there has not been, nor is there under consideration by any of the Business Subsidiaries or Asset Sellers, any Product recall or post-sale warning conducted by or on behalf of the Business Subsidiaries or Asset Sellers concerning any Product, (c) all Products complied and comply with applicable Laws, and (d) each Product sold and delivered by the Business Subsidiaries or, insofar as it relates to the Business, the Asset Sellers since January 1, 2008 is free from significant defects in workmanship and materials.

2.25 Business Relationships with Affiliates. The Disclosure Schedule lists any agreements with respect to the Business whereby PKI or any of its Subsidiaries (other than any Business Subsidiary) directly or indirectly (a) owns, leases or licenses any property or right, tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business. No Business Subsidiary has guaranteed or is otherwise liable for the Indebtedness or other obligations of PKI or any of its Subsidiaries (other than another Business Subsidiary) (all of which guarantees and liabilities will be terminated in full by PKI at or prior to Closing).

2.26 Brokers’ Fees. No Business Subsidiary, and except for fees payable to Goldman, Sachs & Co. (which shall be the sole responsibility of PKI), no Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.27 Entire Business. Except as set forth in the Disclosure Schedule and except for the Excluded Assets, any Deferred Items and the services contemplated by the Transition Services Agreement, the Acquired Assets, the assets of the Business Subsidiaries, and the Stock collectively are, when utilized by a labor force substantially similar to that employed by the Business Subsidiaries and the Asset Sellers in connection with the Business on the date hereof, sufficient to conduct the Business immediately following the Closing in all material respects as currently conducted.

2.28 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each of the Sellers shall be able to pay its debts as they become due. No transfer or disposition of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to PKI that:

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Buyer has not conducted any business prior to the date hereof and has no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

3.2 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated herein and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Buyer and the performance by Buyer of this Agreement and its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of PKI, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention; Equity Ownership. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, applicable foreign antitrust, foreign investment or trade regulation Laws, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws of Buyer;

(b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to (i) result in a material adverse effect on the assets, business, financial condition or results of operations of Buyer or (ii) prevent, or materially impair or delay, the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease (including capitalized lease), sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d) violate any Law applicable to, Buyer or any of its properties or assets, except for any violation that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer that would, individually or in the aggregate, have had or would reasonably be expected to result in a Buyer Material Adverse Effect.

3.6 Investment Intent. Buyer is acquiring the Stock for investment for its own account and not with a view to the distribution of any part thereof. Buyer acknowledges that the Stock has not been registered under U.S. federal or any applicable state securities Laws or the Laws of any other jurisdiction and cannot be resold without registration under such Laws or an exemption therefrom. Buyer further acknowledges that (a) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Stock, and that it can bear the economic risk of an investment in the Stock and (b) it has had the opportunity to conduct an independent due diligence review of the Business.

3.7 Financing.

(a) Buyer has delivered to PKI complete and correct copies of (i) a fully executed commitment letter from UBS Loan Finance LLC and UBS Securities LLC (the “Senior Debt Commitment Letter”), pursuant to which such financial institution has committed, upon the terms and subject only to the conditions set forth therein, to provide debt financing in an amount of $193,000,000 in connection with the transactions contemplated by this Agreement; (ii) a fully executed commitment letter from TCW/Crescent Mezzanine Management V, LLC (the “Junior Debt Commitment Letter” and, together with the Senior Debt Commitment Letter, the “Debt Commitment Letters”), pursuant to which such financial institution has committed, upon the terms and subject only to the conditions set forth therein, to provide subordinated debt financing in the amount of $90,000,000 in connection with the transactions contemplated by this Agreement; and (iii) a fully executed commitment letter from Veritas (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”), pursuant to which Veritas has committed, upon the terms and subject only to the conditions set forth therein, to provide equity financing in the aggregate amount of $260,000,000 in connection with the transactions contemplated by this Agreement. The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Debt Financing” and the financing contemplated pursuant to the Equity Commitment Letter is hereinafter referred to as the “Equity Financing.” The financing contemplated pursuant to the Commitment Letters collectively is hereinafter referred to as the “Financing.”

(b) The Equity Commitment Letter is and, as of the date hereof, the Debt Commitment Letters are, in full force and effect and are legal, valid and binding obligations of Buyer and (in the case of the Equity Commitment Letter) Veritas and, to the knowledge of Buyer, the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses; all commitment fees required to be paid thereunder have been paid in full or, if not yet due, will be duly paid in full when due; the Commitment Letters have not been amended or terminated; and no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default thereunder. The consummation of the Financing is subject to no contingencies other than those set forth in the copies of the Commitment Letters delivered to PKI. Assuming the accuracy of PKI’s representations and warranties in this Agreement and the performance by Sellers of their obligations hereunder, as of the date of this Agreement Buyer does not have reason to believe that any of the conditions to the Financing will not be satisfied or the Financing will not be consummated as contemplated by the Commitment Letters. The aggregate proceeds of the Financing will be sufficient to enable Buyer to pay in cash all amounts required to be paid by it at Closing in connection with the transactions contemplated by this Agreement, including the Purchase Price and all payments, fees and expenses of Buyer related to or arising out of the transactions contemplated by this Agreement.

(c) As of the date hereof, assuming the accuracy of PKI’s representations and warranties contained in this Agreement and compliance by PKI and the other Sellers with their covenants and agreements hereunder (including Sections 4.5(a) and (b) and Section 4.7(d)), Buyer is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Commitment Letter inaccurate in any material respect or that would cause the commitments provided in any Commitment Letter to be terminated or rendered ineffective or any of the conditions contained therein not to be met.

(d) The equity investment by Veritas under the Equity Commitment Letter is not subject to any condition other than the fulfillment in accordance with the terms hereof of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement set forth in Section 5.1.

(e) The percentage of equity investment in Buyer held by a foreign interest as that term is defined in the NISPOM shall not exceed ten percent (10%).

3.8 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of the Financing, Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of the Financing, Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of the Financing with the intent to hinder, delay or defraud either present or future creditors of Buyer.

3.9 No Knowledge of Misrepresentation or Omission. As of the date hereof, the Representatives of Buyer listed on Schedule 3.9 do not have any actual knowledge of any breaches by PKI of its representations and warranties under this Agreement.

3.10 No Other Representations or Warranties. Except for the representations and warranties set forth in Article II, Buyer hereby acknowledges and agrees that (a) neither PKI nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any other express or implied representation or warranty with respect to the Business, including with respect to any information provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, and (b) neither PKI nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, or the use by Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, of any such information provided or made available to any of them by PKI or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement. Buyer also acknowledges that following the Closing the sole and exclusive recourse of Buyer and its Designated Affiliates in respect of the transactions contemplated by this Agreement is to assert the rights of Buyer pursuant to Articles VI, VIII and IX.

3.11 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Business by Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from PKI and its Subsidiaries, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Business. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Buyer will have no claim against PKI or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, with respect thereto. Accordingly, Buyer hereby acknowledges and agrees that none of PKI or any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

3.12 Limited Guarantee. Concurrently with the execution of this Agreement, Buyer has delivered to PKI the duly executed Veritas Guarantee. Veritas has all requisite partnership power and authority to execute and deliver the Veritas Guarantee and perform its obligations thereunder and the execution and delivery of the Veritas Guarantee by Veritas and the performance of its obligations thereunder have been duly and validly authorized by all necessary partnership action on the part of the Veritas. The Veritas Guarantee has been duly and validly executed and delivered by Veritas and constitutes a legal, valid and binding obligation of Veritas, enforceable against Veritas in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Veritas under the Veritas Guarantee.

3.13 Management Agreements. Buyer has provided PKI with true, correct and complete copies of any contracts and agreements in existence on the date hereof between Buyer or any of its Affiliates, on the one hand, and any employee of the Business, on the other hand, that would become effective upon the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Efforts; Hart-Scott-Rodino Act. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated by this Agreement, including to obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities and, to the extent reasonably requested by Buyer, third parties, to effect all registrations, filings and notices with or to Governmental Entities and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. Buyer shall bear any out-of-pocket costs incurred by it associated with obtaining such waivers, permits, consents, approvals or other authorizations. No Seller or Business Subsidiary shall be required to make any payments or agree to any material undertakings in connection with obtaining any such waivers, permits, consents, approvals or other authorizations from any third party. Without limiting the generality of the foregoing, each of the Parties shall (a) promptly file (or cause to be filed) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and any comparable filings with the foreign antitrust authorities set out in Schedule 5.1(f), (b) use commercially reasonable efforts to obtain an early termination of the applicable waiting period in the United States and take any comparable actions in other jurisdictions set out in Schedule 5.1(f) and (c) make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. Buyer shall (i) promptly file (or cause to be filed) an application under the German Foreign Trade Act for granting a negative certificate under § 53 (3) Foreign Trade Act (Unbedenklichkeitsbescheinigung) and related material that it may be required to file with the German Ministry of Economics, (ii) use commercially reasonable efforts to obtain a negative certificate as early as possible and (iii) make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. Buyer shall bear the filing fees associated with such filings under the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation Laws.

4.2 Replacement of Guarantees and Letters of Credit. Unless otherwise agreed to in writing by PKI, Buyer shall use commercially reasonable efforts to arrange, prior to the Closing, for replacement arrangements (which shall include a full and complete release of each Seller and their respective Affiliates (other than the Business Subsidiaries)), including, to the extent required, guarantees and letters of comfort, reasonably satisfactory to PKI with respect to all letters of credit and other borrowings or obligations of the Business which are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by PKI or any of its Subsidiaries (other than the Business Subsidiaries) as of the Closing Date and listed in the Disclosure Schedule, including (a) all obligations and liabilities of PKI in connection with the Leases, except for the Lease of PKI Q-Arc at 31 Saxon Way, Bar Hill, Cambridge, England, and (b) the letters of credit and other borrowings listed in the Disclosure Schedule.

4.3 Operation of Business.

(a) Except (i) as contemplated by this Agreement, (ii) as required by applicable Law or by any agreement in effect on the date hereof, (iii) as set forth on Schedule 4.3 attached hereto, or (iv) without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the Closing Date, PKI shall, and shall cause each Asset Seller and each Business Subsidiary to, use commercially reasonable efforts to preserve and maintain in full force and effect their corporate existence, in good standing, and to conduct the operations of the Business, including with regard to maintenance, in the ordinary course and in compliance with all applicable Laws to which they are subject; provided, however, that each Asset Seller and Business Subsidiary shall be permitted to (y) accept capital contributions and loans from PKI or any of its Subsidiaries and (z) use any and all cash, cash equivalents and other short-term liquid investments of the Business to pay dividends or make distributions, repay loans or other payments to PKI or any of its Subsidiaries. Buyer agrees that prior to the Closing, each Business Subsidiary shall be permitted to use any and all cash, cash equivalents and short-term liquid investments to pay dividends or make distributions, repay loans or make other payments to its stockholders, provided that such dividends, distributions, loan repayments or other payments are in compliance with Law and do not result in the insolvency of any Business Subsidiary.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Closing Date, and unless Buyer shall have given its prior consent in writing to any contrary actions (which consent shall not be unreasonably withheld, conditioned or delayed), PKI shall, and shall cause each Asset Seller (insofar as relates to the Business) and each Business Subsidiary:

(i) To use commercially reasonable efforts to maintain in all material respects the ordinary and customary relationships of the Business with its employees, customers, suppliers, distributors and agents;

(ii) Not to lease or otherwise dispose of any material properties and assets (tangible or intangible) owned or used primarily in the conduct of the Business other than the sale of Inventory, the license of Intellectual Property or the lease or other disposition of obsolete or excess Equipment, in each case in the ordinary course of business;

(iii) Not to enter into any material agreement, arrangement or obligation outside of the ordinary course of business which is likely to result in payments by Buyer, its Designated Affiliates or any Business Subsidiary exceeding US$500,000 after the Closing;

(iv) Not to incur any Indebtedness, earnout obligations or purchase money debt (other than Indebtedness, earnout obligations or purchase money debt that shall constitute an Excluded Liability) that is not repaid in full prior to the Closing Date;

(v) Other than in the ordinary course of business, not to enter into any (or modify any existing) collective employment or bargaining agreement or any agreement with any trade union, except in connection with obtaining workers’ council approval for transfer of PKI Germany Opto Acquired Employees to Buyer or in connection with the works councils negotiations in Montreal, Canada;

(vi) Not to commence, settle or agree to settle or compromise any material litigation or arbitration proceedings arising under or in connection with the Business or any Acquired Assets except (A) in connection with the collection of Accounts Receivable in the ordinary course of business and (B) for settlements of claims against the Business consisting solely of the payment of cash;

(vii) Promptly upon Sellers’ knowledge thereof, PKI shall give notice to Buyer of (i) any material litigation, investigation or proceeding relating to or affecting the Business or any Acquired Assets or (ii) the occurrence of any event or matter that has had or would reasonably expected to result in a Business Material Adverse Effect; and

(viii) Pay all claims under the Asset Sellers’ and Business Subsidiaries’ self-insurance arrangements in the ordinary course of business consistent with past practices.

(ix) Other than in the ordinary course of business, not to (A) hire any employee who would be a Business Employee, (B) terminate any Business Employee or (C) transfer any employee of PKI or its Subsidiaries not primarily engaged in the Business to any Business Subsidiary or, with respect to the Business, any Asset Seller.

4.4 Insurance. Prior to Closing, PKI shall, or shall cause each other Asset Seller or each Business Subsidiary, as the case may be, to use commercially reasonable efforts to maintain the current insurance coverage in respect of the Business and of any Acquired Asset, or, in the event any such policies are cancelled or otherwise terminated, use commercially reasonable efforts to obtain other substantially comparable insurance policies that have substantially the same terms and conditions. In the event any Seller becomes aware of any material loss prior to the Closing Date covered by any insurance policy maintained by PKI, any Sellers (insofar as it relates to the Business) or any applicable Business Subsidiary, PKI shall, and shall cause each Asset Seller (insofar as it relates to the Business) and each Business Subsidiary, as the case may be, to, make all commercially reasonable claims for insurance under such policies.

4.5 Access. Subject to compliance with applicable Laws, and contractual obligations of each Asset Seller and Business Subsidiary regarding proprietary information of third parties, PKI shall, and shall cause each Asset Seller and Business Subsidiary to, permit the representatives of Buyer listed on Schedule 4.5 attached hereto to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business for reasonable business purposes. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date (or the termination of this Agreement in accordance with its terms), PKI will furnish to Buyer (a) promptly after they become available and in any event within 30 days after each month end, monthly financial statements of the Business including an unaudited balance sheet and income statement, prepared on a basis consistent with the Financial Statements provided to Buyer by PKI prior to the date hereof and (b) promptly after they become available, and in any event within 45 days after each quarter end, quarterly financial statements (including year-to-date and prior year comparisons) of the Business including an unaudited balance sheet and income statement prepared on a basis consistent with the Financial Statements provided to Buyer by PKI prior to the date hereof. Buyer acknowledges that it remains bound by the confidentiality agreement, dated April 1, 2010, previously entered into between Veritas Capital Fund Management, L.L.C. and PKI (the “Confidentiality Agreement”). Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of PKI or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, except with the prior written consent of PKI, which consent shall not be unreasonably withheld, conditioned or delayed.

4.6 Equity Financing Commitments.

(a) Buyer shall take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter, (ii) ensuring the accuracy of all representations and warranties of Buyer set forth in the Equity Commitment Letter, (iii) complying with all covenants and agreements of Buyer set forth in the Equity Commitment Letter, (iv) satisfying on a timely basis all conditions applicable to Buyer set forth in the Equity Commitment Letter that are within its control, (v) consummating the Equity Financing at or prior to the Closing (and in any event prior to the Outside Date, as hereinafter defined) and (vi) fully enforcing the obligations of Veritas (and the rights of Buyer) under the Equity Commitment Letter, including (at the request of PKI) by filing one or more lawsuits against Veritas to fully enforce Veritas’ obligations (and the rights of Buyer) thereunder or assigning the rights of Buyer to bring such lawsuits to PKI so as to enable PKI to file such lawsuits against Veritas on behalf of Buyer.

(b) Buyer shall not amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter in a manner adverse to Buyer without the prior written consent of PKI. Buyer agrees to notify PKI promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) the Equity Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate the Equity Commitment Letter, whether or not such attempted or purported termination is valid), (ii) Veritas refuses to provide, expresses an intent to refuse to provide or expresses any concern or reservation regarding its obligation or ability to provide the full Equity Financing on the terms set forth in the Equity Commitment Letter (assuming satisfaction of the conditions set forth in Section 5.1) or (iii) for any reason (other than as a result of the failure of the conditions set forth in Section 5.1 to be satisfied) Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Commitment Letter.

4.7 Debt Financing Commitments.

(a) Buyer shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters (or terms, including with respect to the conditionality thereof, not materially less favorable in the aggregate to Buyer than the terms and conditions in such Debt Commitment Letters), including by (i) using its reasonable best efforts to maintain in effect each Debt Commitment Letter and negotiate definitive agreements (collectively, the “Debt Financing Agreements”) with respect to each Debt Commitment Letter on the terms and conditions set forth in such Debt Commitment Letter (or on terms, including with respect to the conditionality thereof, not materially less favorable in the aggregate to Buyer than the terms and conditions in such Debt Commitment Letter), (ii) assuming the accuracy of all of the representations and warranties of PKI hereunder, ensuring the accuracy of all representations and warranties of Buyer set forth in each Debt Commitment Letter and Debt Financing Agreement, (iii) (subject to compliance by PKI and the other Sellers with their covenants and agreements hereunder (including Sections 4.5(a) and (b) and Section 4.7(d))) complying with all covenants and agreements of Buyer set forth in each Debt Commitment Letter and Debt Financing Agreement, (iv) satisfying on a timely basis all conditions applicable to Buyer set forth in each Debt Commitment Letter and Debt Financing Agreement that are within its control and (v) consummating the Debt Financing at or prior to the Closing (and in any event prior to the Outside Date). In the event that all conditions in the Debt Commitment Letters (other than the availability of funding of any of the Equity Financing) and the other conditions to Buyer’s obligations under this Agreement have been satisfied, or upon funding will be satisfied, Buyer shall use its reasonable best efforts to cause the lender party to each Debt Commitment Letter to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under such Debt Commitment Letter. Buyer will furnish correct and complete copies of any Debt Financing Agreement to PKI promptly upon its execution.

(b) Buyer shall keep PKI reasonably informed concerning material developments relating to the Debt Financing and shall give PKI prompt notice of any material adverse change with respect to the Debt Financing. Without limiting the foregoing, Buyer agrees to notify PKI promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) a Debt Commitment Letter expires or is terminated for any reason (or if any person attempts or purports in writing to terminate a Debt Commitment Letter, whether or not such attempted or purported termination is valid), (ii) the lender refuses to provide or expresses an intent to refuse to provide all or any portion of the Debt Financing contemplated by a Debt Commitment Letter to which it is a party on the terms set forth therein or (iii) Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on substantially the terms described in the Debt Commitment Letters. Without the prior written consent of PKI, Buyer shall not, nor shall it permit any of its Affiliates to enter into any merger, acquisition, joint venture, disposition or debt or equity financing that would reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Without the prior written consent of PKI, Buyer shall not amend or alter, or agree to amend or alter, a Debt Commitment Letter in any manner that would reasonably be expected to impair, delay or prevent the Closing or make the funding of the Debt Financing less likely to occur.

(c) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Commitment Letter or a Debt Financing Agreement, Buyer shall use its reasonable best efforts to arrange to promptly obtain such Debt Financing from alternative sources on terms, including with respect to the conditionality thereof, not materially less favorable in the aggregate to Buyer than the terms and conditions in such Debt Commitment Letters and in an amount sufficient, when added to the portion of the Financing that is otherwise available, to pay in cash all amounts required to be paid by it in connection with the transactions contemplated by this Agreement, including the Purchase Price and all payments, fees and expenses of Buyer related to or arising out of the transactions contemplated by this Agreement (an “Alternative Debt Financing”) and to obtain one or more new financing commitment letters (each, an “Alternative Debt Commitment Letter”) and one or more new definitive agreements (each, an “Alternative Debt Financing Agreement”) providing therefor. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, the term “Debt Commitment Letters” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Debt Financing Agreement. Buyer will furnish correct and complete copies of any Alternative Debt Commitment Letter or Alternative Debt Financing Agreement to PKI promptly upon its execution.

(d) PKI shall, and shall cause the Asset Sellers and the Business Subsidiaries to, make commercially reasonable efforts to provide Buyer with such cooperation in connection with the arrangement of the Debt Financing (including the syndication thereof (which syndication, for the avoidance of doubt, shall not be a prerequisite to funding of the Debt Financing)) as may be reasonably requested by Buyer, provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of PKI and its Subsidiaries and (ii) neither PKI nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability (and, for avoidance of doubt, excluding any allocable overhead costs) in connection with the Debt Financing. Buyer shall, promptly upon request by PKI, reimburse PKI for all reasonable out-of-pocket costs incurred by PKI or any of its subsidiaries in connection with such cooperation. Such cooperation will include (A) assistance in Buyer’s preparation of any bank books, rating agency presentation materials or other similar offering materials in connection with the Debt Financing, (B) reasonably promptly responding to any diligence inquiries of the banks engaged for, or the lenders in, such Debt Financing, (C) providing Buyer with reasonable assistance in Buyer’s efforts to obtain subordination and non-disturbance agreements, landlord waivers, collateral access agreements, account control agreements, consents, and other customary agreements from the Business’ landlords, depositary banks or other third parties as may be requested by the sources of the Debt Financing, and (D) making appropriate officers and employees of the Business available, at such times and in such manner as to not unreasonably interfere with the normal operation of the Business, for participation in meetings with, or presentations to, prospective participants in such Debt Financing or the prospective rating agencies for such Debt Financing. All non-public or otherwise confidential information regarding PKI or its subsidiaries obtained by Buyer or its representatives pursuant to this Section 4.7(d) shall be kept confidential in accordance with the Confidentiality Agreement. Buyer shall indemnify and hold harmless PKI and its representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical financial statements referenced in Section 2.6 and other historical information reasonably requested by Buyer and specifically approved in writing by PKI for use therein (such approval not to be unreasonably withheld or delayed)).

4.8 Elimination of Intercompany Items. Effective as of the Closing, all payables, receivables, liabilities and other obligations between the Business (including the Business Subsidiaries), on the one hand, and PKI and any of its Subsidiaries (other than any Business Subsidiaries), on the other hand, shall be eliminated (it being the intention of the Parties that payables, receivables, liabilities and other obligations between the Business Subsidiaries shall not be eliminated), except (a) for the arrangements described on Schedule 4.8 and (b) to the extent expressly provided for herein.

4.9 Intellectual Property. On or prior to the Closing Date, the Sellers shall execute and record, or cause to be executed and recorded, such assignments and other documents for filing in the United States Patent and Trademark Office, the United States Copyright Office, and, where practicable using reasonable efforts, other official offices (including foreign and supranational offices anywhere in the world) as may be necessary to confirm and effect the relevant Asset Seller’s or Business Subsidiary’s record ownership interest in, and free and clear title to, all Registered Acquired Intellectual Property (except for the ownership interest of any co-owner who is not an Asset Seller or Business Subsidiary).

4.10 Notification of PKI Germany Opto Acquired Employees. PKI shall cause PKI Germany Opto to inform, as soon as reasonably practicable after the date hereof, and if possible not less than one (1) month before the Closing Date, all PKI Germany Opto Acquired Employees about their transfer to the German Transferee in accordance with Section 613a para. 5 of the German Civil Code. Buyer shall assist PKI Germany Opto and co-operate in the provision of this information. Within ten (10) days after written request of PKI or PKI Germany Opto, Buyer will inform PKI Germany Opto about the identity of the German Transferee, including its exact company name and office address, and shall provide PKI Germany Opto with the exact wording of the information letter which is necessary for a complete and factually and legally correct statement about the legal, commercial and social consequences of the transfer of the PKI Germany Opto Acquired Employees to the German Transferee and about any actions intended to be taken by Buyer or the German Transferee with regard to the Germany Opto Acquired Employees. This statement shall include a section about economic difficulties of Buyer and the German Transferee, if any, and restructuring plans of Buyer or the German Transferree, if any, and about applicable social plans, if any, in the case of a restructuring. To the extent Buyer requires information from PKI Germany Opto regarding the evaluation of the legal consequences of the transfer, PKI shall cause PKI Germany Opto to provide Buyer with the necessary information promptly after Buyer’s written request. Buyer is responsible for the correctness and completeness of the statement provided by Buyer. PKI is obligated to inform Buyer if PKI or PKI Germany Opto believe that the information provided by Buyer is incomplete or incorrect in any material respect. PKI shall inform Buyer of any objection PKI Germany Opto may receive from any PKI Germany Opto Acquired Employees to the transfer of their employment to Buyer or its Designated Affiliates.

4.11 Consultation with Works Council of PKI Germany Opto.

(a) The Parties agree that the transfer of the Business Employees currently employed by PKI Germany Opto to the German Transferee shall in the end result in a split (Betriebsspaltung) within the meaning of Sec. 111 No. 3 of the German Works Constitution Act (Betriebsverfassungsgesetz) of PKI Germany Opto’s operation in Wiesbaden and that such a split triggers an obligation of PKI Germany Opto to negotiate with the works council of PKI Germany Opto a reconciliation of interests (Interessenausgleich) and a social plan (Sozialplan) in accordance with Sections 111 et. seq. of the German Works Constitution Act.

(b) PKI shall cause PKI Germany Opto to initiate discussions and negotiations with its works council on the separation of the portion of the Business conducted by PKI Germany Opto from the existing PKI Germany Opto operation in Wiesbaden (including Walluf) with the objective of reaching a reconciliation of interests (Interessenausgleich) with the works council pursuant to sections 111 et. seq. of the German Works Constitution Act (Betriebsverfassungsgesetz). PKI shall cause PKI Germany Opto to use its reasonable best efforts to reach such a reconciliation of interests (Interessenausgleich) and, if required, a social plan (Sozialplan) no later than the Closing. PKI shall inform Buyer about the status of the negotiation on the reconciliation of interests and social plan as well as the contents of the respective agreements upon Buyer’s request made not more often than weekly and PKI and Buyer shall fully co-ordinate on the negotiations. Any benefits or employment protection granted to the Business Employees of PKI Germany Opto in the course of the negotiations with the works council shall be subject to Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. The obligations of PKI, Buyer and German Transferee (including especially the financial obligations) resulting from the reconciliation of interests (Interessenausgleich) and a social plan (Sozialplan) are set forth in Section 9.5.

(c) Should an agreement referred to in Section 4.11(b) not be reached by the Closing Date, PKI Germany Opto and the German Transferee shall enter into an agreement on the operation of a joint business unit (Gemeinsamer Betrieb in the meaning of German works council law) (“Joint Operation”) for an interim period following the Closing Date, which shall contain the following provisions:

(i) Term of Joint Operation. PKI Germany Opto and the German Transferee shall agree to exercise joint control of the PKI Wiesbaden operation in a manner that makes the PKI Wiesbaden operation a Joint Operation (Gemeinsamer Betrieb). The joint control shall commence with the effectiveness of the transfer of the employment of the Business Employees currently employed by PKI Germany Opto to German Transferee (planned to occur on the Closing Date) and continue until the first to occur of (A) the date on which a final agreement on a reconciliation of interests (Interessenausgleich) is reached with the works council pursuant to Section 4.11(b) and (B) the date on which the negotiations have finally failed, permitting PKI Germany Opto to carry out the split and separation without the works council’s prior consent (such period being referred to herein as the “Term of the Joint Operation”).

(ii) Management. During the Term of the Joint Operation management of the PKI Wiesbaden operation will be subject to the following rules: The Wiesbaden Operation will, in all material social and personnel affairs of the employees, be jointly managed by PKI Germany Opto and German Transferee (“Joint Management”). Business

decisions, other than those relating to social and personnel affairs of the employees, shall not be subject to the Joint Management, and PKI Germany Opto shall not be permitted to interfere with any of Buyer’s or German Transferee’s such business decisions and Buyer and German Transferee shall not be permitted to interfere with any of PKI’s or PKI Germany Opto’s business decisions. Joint Management will meet on a weekly basis and, upon request of one managing director, will meet more frequently. Decisions of Joint Management must be made unanimously. Decisions will be made in good faith based on the principles and the spirit of this Section 4.11 while observing applicable German Law, including works council co-determination rights and employee protection rights. In case unanimity can not be achieved, Buyer and PKI will jointly instruct Joint Management how to decide. If requested, Joint Management will be informed about this joint decision in writing. The decision of Buyer and PKI on this joint instruction will be made within one (1) week after the need for a decision arises and such decision will be made in good faith based on the principles and the spirit of this Section 4.11 while observing applicable German Law, including works council co-determination rights and employee protection rights.

(iii) Organization and HR responsibilities. The organization of the PKI Wiesbaden operation as in effect before the Closing Date will remain substantially unchanged through the Term of the Joint Operation. The joint responsibility for all essential personnel and social matters (wesentliche personelle oder soziale Angelegenheiten) regarding the employment of the employees belonging to the Joint Operation will lie with the human resources director of the Joint Operation (with the current HR Director continuing to exercise this role and function) and the team of the human resources director as far as it falls into their scope of tasks and competencies as they were in effect before the Closing Date. The human resources director shall (A) be subject to the instructions of German Transferee in respect of all decisions relating solely to employment relationships of New Business Employees and (B) be subject to the instructions of PKI Germany Opto in respect of all decisions relating solely to employment relationships of any other employees. In all affairs that are (X) not covered by the scope of the human resources director’s responsibility and (Y) relate to all employees of the Joint Operation, decisions will be made by the Joint Management.

(iv) Businesses of IDS and Medical Imaging. All day-to-day management of the businesses of PKI Germany Opto and German Transferee will be carried out, and decisions on essential personnel and social matters of the employees who respectively belong to either the business of PKI Germany Opto and German Transferee will be taken in the same manner and by the same functions as in effect before the Closing Date. All decisions relating solely to employee relations of New Business Employees shall be subject to the instructions of German Transferee and all decisions relating solely to employment relations of any other employees shall be subject to the instructions of PKI Germany Opto. The organizational and management principles that apply before Closing Date are set forth in Schedule 4.11(c)(iv).

(v) Negotiation with Works Council. The negotiation with the works council necessary to effect the split of the PKI Wiesbaden operation will continue to be led by the human resources director of the Joint Operation (with the current human resources director continuing to have this function). If for any reason the current human resources director is prevented from or is unable to carry out and complete this negotiation, Joint Management will agree upon a substitute human resources manager.

(vi) Cost Allocation Without limiting Buyer’s consent rights under Section 4.11(b), all costs incurred during the term of the Joint Operation will be borne by the party which would have been liable for these cost items under this Agreement if the split of the operation had been effected at Closing, subject to the limitations set forth in Section 9.5(b).

(vii) No Protective Effect on Third Parties. This Section 4.11(c) shall not create any rights of third parties (i.e. it is no “Vertrag zugunsten Dritter” or “Vertrag mit Schutzwirkung für Dritte”), including the employees and the works council of the PKI Wiesbaden Operation.

4.12 Notification of PKI Singapore Acquired Employees. PKI shall cause PKI Singapore to duly notify, as soon as reasonably practicable after the date hereof, and if at all possible not less than one (1) month before the Closing Date, all employees of PKI Singapore that are employed within the Business and who fall within the definition of an “employee” under the Employment Act, Cap. 91 of Singapore (“PKI Singapore Acquired Employees”) and the trade union of which any PKI Singapore Acquired Employees are members, of the Singapore Transfer and the transfer of the employment of the PKI Singapore Acquired Employees to Buyer or its Designated Affiliates in accordance with Section 18A of the Employment Act, Cap. 91 of Singapore and shall inform Buyer of any inquiry which PKI Singapore may receive from the Commissioner for Labour of Singapore with regard to such transfer or any objection PKI Singapore may receive from any PKI Singapore Acquired Employee to the transfer of their employment to Buyer or its Designated Affiliates.

4.13 Notification to Employees of PKI Indonesia. PKI shall cause PKI Indonesia, as soon as reasonably practicable after the date hereof (and in no event later than 30 days prior to the execution of the shareholders resolution of PKI Indonesia approving the share transfer), to notify all employees of PKI Indonesia regarding the change of control resulting from the sale and transfer of all Stock in PKI Indonesia, and, if possible, not less than one (1) month before the Closing Date, obtain either (a) the settlement of all employees’ rights and benefits for the employees who elect to terminate their employment with PKI Indonesia, or (b) the confirmation of continuance of employment for the employees who elect to continue their employment with PKI Indonesia as New Buyer Employees under the control of Buyer or its Designated Affiliates.

4.14 Transfer of Lease. PKI shall use its reasonable efforts to procure that PKI Q-Arc shall apply for the relevant consents, and on obtaining such consents, (a) shall assign its rights and obligations under the lease dated 5 June 2002 of premises at 31-35 Bar Hill Business Park, Saxon Way, Bar Hill, Cambridge, England (the “Cambridge Premises”) in accordance with the provisions set out in Schedule 4.14 attached hereto and (b) subject to completion of the assignment referred to in clause (a) above, PKI UK Holdings shall apply for the relevant consents and on obtaining such consents shall underlet part of the Cambridge Premises to Buyer at Closing in accordance with the provisions set out in Schedule 4.14 attached hereto. Notwithstanding the foregoing, in the event that the consent of the landlord to the assignment to PKI UK Holdings of the lease dated June 5, 2002 for the Cambridge Premises and the release of PKI Q-Arc thereunder is not obtained on or prior to the Closing Date, then from and after the

Closing Date and until such time, if any, as such consent and release is obtained, whether or not PKI UK Holdings shall take possession of the premises, PKI shall indemnify and hold harmless Buyer and PKI Q-Arc with respect to any liabilities, costs and expenses (other than, for the avoidance of doubt, liabilities, costs and expenses that constitute Assumed Liabilities assuming such consents and releases had been obtained) that Buyer or PKI Q-Arc incurs that Buyer or PKI Q-Arc would not have incurred had such assignment been made and release been obtained on or prior to the Closing Date with the consent of the landlord for the Cambridge Premises and PKI Q-Arc had become, with the consent of the landlord, sublessee to PKI UK Holdings of the space subleased to PKI Q-Arc pursuant to the sublease attached as Exhibit E.

4.15 Pre-Closing Transition Services. Prior to the Closing, PKI shall provide to Buyer the services set forth in Schedule B to the Transition Services Agreement and PKI and Buyer shall each perform their obligations with respect to such services, including, in the case of Buyer, the obligation to pay for such services, as if the Transition Services Agreement were in effect with respect thereto; provided, however, that (a) Buyer shall not be required to pay for such services until the Closing and (b) if this Agreement is terminated in accordance with Section 7.1, Buyer shall only be obligated to reimburse PKI for PKI’s direct out-of-pocket expenses incurred in connection with the provision of such services, which payment shall be made within ten (10) days of PKI’s delivery of an invoice therefor.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a) Buyer shall have obtained (or caused to be obtained) all of the waivers, permits, consents, approvals or other authorizations and effected all of the registrations, filings and notices with Governmental Entities (collectively, the “Consents”) listed on Schedule 5.1(a) attached hereto;

(b) the representations and warranties of PKI set forth in Article II, disregarding (except in the case of the first sentence of Section 2.7) all qualifications and exceptions contained therein relating to materiality or Business Material Adverse Effect, taken as a whole, shall be true and correct in all respects on and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such specific date), except where such failures of such representations and warranties to be true and correct, taken as a whole, have not had, and would not reasonably be expected to result in, a Business Material Adverse Effect;

(c) PKI shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d) PKI shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (b) and (c) of this Section 5.1 is satisfied;

(e) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, no such action by a Governmental Entity shall be pending, and no other action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act, the foreign antitrust Laws set out in Schedule 5.1(f), and foreign investment or trade regulation Laws set out in Schedule 5.1(f) shall have expired or otherwise been terminated;

(g) PKI shall have obtained and provided Buyer evidence of approval of the transfer by PKI Germany Opto of 100% of the equity in PKI Shenzhen to Buyer or its Designated Affiliate by PKI Shenzhen’s approval authority in the People’s Republic of China, and registration of such equity transfer with Shenzhen AIC shall have occurred;

(h) PKI shall have obtained and provided Buyer evidence of approval of the transfer of 100% of the outstanding shares of capital stock in PKI Indonesia to Buyer or its Designated Affiliate issued by Badan Koordinasi Penanaman Modal (the Investment Coordinating Board) as the relevant public authorities in the Republic of Indonesia;

(i) Buyer shall have obtained a certificate of compliance (“Unbedenklichkeitsbescheinigung”) relating to the transfer of the German Stock and Acquired Assets by the German Federal Ministry of Economics and Technology or expiration of the applicable waiting periods according to applicable foreign trade Law shall have occurred;

(j) Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b); and

(k) the execution and delivery by PKI UK Holdings, PerkinElmer Limited, PKI Q-Arc and PerkinElmer (UK) Pension Trustees Limited, as Trustee of the PerkinElmer (UK) Scheme, on a date not more than three (3) months prior to the Closing Date of a deed of amendment, apportionment and termination of liability in relation to the PerkinElmer (UK) Pension Scheme in the form attached as Exhibit J.

5.2 Conditions to Obligations of PKI. The obligation of PKI to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by PKI) of the following conditions:

(a) Buyer shall have obtained (or caused to be obtained) and delivered to PKI true and correct copies of all of the Consents listed on Schedule 5.1(a) attached hereto;

(b) the representations and warranties of Buyer set forth in Article III, disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect, taken as a whole, shall be true and correct in all respects on and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such specific date), except where such failures of such representations and warranties to be true and correct, taken as a whole, have not had, and would not reasonably be expected to result in, a Buyer Material Adverse Effect;

(c) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d) Buyer shall have delivered to PKI a certificate to the effect that each of the conditions specified in clauses (b) and (c) of this Section 5.2 is satisfied in all respects;

(e) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, no such action by a Governmental Entity shall be pending, and no other action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act, the foreign antitrust Laws set out in Schedule 5.1(f), and foreign investment or trade regulation Laws set out in Schedule 5.1(f) shall have expired or otherwise been terminated;

(g) PKI shall have obtained approval of the transfer by PKI Germany Opto of 100% of the equity in PKI Shenzhen to Buyer or its Designated Affiliate by PKI Shenzhen’s approval authority in the People’s Republic of China, and registration of such equity transfer with Shenzhen AIC shall have occurred;

(h) PKI shall have obtained approval of the transfer of 100% of the outstanding shares of capital stock in PKI Indonesia to Buyer or its Designated Affiliate issued by Badan Koordinasi Penanaman Modal (the Investment Coordinating Board) as the relevant public authorities in the Republic of Indonesia;

(i) Buyer shall have obtained and delivered to PKI a true and correct copy of a certificate of compliance (“Unbedenklichkeitsbescheinigung”) relating to the transfer of the German Stock and Acquired Assets by the German Federal Ministry of Economics and Technology or expiration of the applicable waiting periods according to applicable foreign trade Law shall have occurred;

(j) each Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(b); and

(k) if a solvency opinion is delivered by the lenders pursuant to the terms of any of the Debt Commitment Letters, PKI shall have received of copy of such opinion.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by PKI. Subject to the terms and conditions of this Article VI, from and after the Closing, PKI shall indemnify Buyer, its Designated Affiliates and the Business Subsidiaries (the “Buyer Entities”) in respect of, and hold the Buyer Entities harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fee and expenses) (collectively, “Damages”) incurred or suffered by the Buyer Entities:

(a) to the extent resulting from (i) breaches of representations or warranties of PKI (other than Section 2.9) contained in Article II of this Agreement or the certificate of PKI delivered at the Closing pursuant to Section 5.1(d), or (ii) failure to perform any covenant or agreement of PKI contained in this Agreement; provided that (A) for purposes of determining whether breaches of representations or warranties of PKI contained in Article II of this Agreement have occurred, any reference to materiality and Business Material Adverse qualifications shall be included and (B) for purposes of determining the amount of any Damages arising out of breaches of representations or warranties of PKI (other than Section 2.9) contained in Article II of this Agreement, any references to any materiality or Business Material Adverse Effect qualification contained therein, except in the first sentence in Section 2.7 and the first sentence of Section 2.8, shall be disregarded; and

(b) to the extent resulting from or constituting Excluded Liabilities or to the extent resulting from any obligations or liabilities for which this Agreement provides that Buyer shall have no responsibility.

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify each Seller in respect of, and hold each Seller harmless against, any and all Damages incurred or suffered by any such Seller or any Affiliate thereof:

(a) to the extent resulting from (i) breaches of representations or warranties of Buyer contained in Article III of this Agreement or the certificate of Buyer delivered at the Closing pursuant to Section 5.2(d) or (ii) failure to perform any covenant or agreement of Buyer contained in this Agreement; provided (A) for purposes of determining whether breaches of representations or warranties of Buyer contained in Article III of this Agreement have occurred, any reference to materiality and Buyer Material Adverse qualifications shall be included and (B) for purposes of determining the amount of any Damages arising out of breaches of representations or warranties of Buyer contained in Article III of this Agreement, any references to any materiality or Buyer Material Adverse Effect qualification contained therein shall be disregarded;

(b) to the extent resulting from the conduct of the business or operations of the Business or operation or use of the Acquired Assets from and after the Closing;

(c) to the extent resulting from or constituting any obligations and liabilities of any Seller assumed by, or which are otherwise the responsibility of, Buyer pursuant to this Agreement, the Assumption Agreement or the Lease Assignment and Assumption Agreements, or for which this Agreement provides that any Seller shall have no responsibility;

(d) to the extent resulting from or constituting any obligations of PKI or any of its Subsidiaries (other than the Business Subsidiaries) under any letters of credit and other obligations or borrowings of the Business Subsidiaries or the Business that are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by PKI or any of its Subsidiaries (other than any of the Business Subsidiaries) that is disclosed in the Disclosure Schedule and is not released or replaced pursuant to Section 4.2 as of the Closing Date; or

(e) to the extent resulting from any claims by any third parties and related liabilities incurred by any Seller based on Sec. 303 German Stock Corporation Act (AktG) as a result of the termination of the Domination and Profit and Loss Transfer Agreement (Beherrschungs- und Gewinnabführungsvertrag) entered into between PKI German Parent and PKI Germany Elcos on November 24, 2005.

6.3 Claims for Indemnification.

(a) Third-Party Claims. Subject to the provisions of Article VIII, all claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined in this Section 6.3(a)) shall be made in accordance with the following procedures. A person or entity entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided that failure to provide such prompt written notice shall not relieve the Indemnifying Party of its obligations under this Article VI except to the extent that it is prejudiced by such failure. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense in accordance with the foregoing provisions, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection with such action, suit, proceeding or claim shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel per jurisdiction for all Indemnified Parties (it being understood that in the case of claims regarding jurisdictions other than the United States of America, the Indemnified Party shall be permitted to engage both

United States counsel and counsel in the relevant foreign jurisdiction). The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall reasonably consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”), to the extent then known, of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.14.

6.4 Survival.

(a) The representations and warranties of PKI and Buyer set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 5.1(d) and 5.2(d) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the first anniversary of the Closing Date, at which time they shall expire. Notwithstanding the foregoing, (i) the representations and warranties of PKI contained in Sections 2.1, 2.2 and 2.3 and of Buyer contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation and (ii) the representations and warranties of PKI contained in Section 2.9 shall expire upon the occurrence of the Closing.

(b) None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreement and covenant.

(c) No Party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof; provided that any valid claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

6.5 Limitations.

(a) Subject to Section 10.13 and except with respect to claims made pursuant to Section 1.4, Section 6.2(b) or Article VIII, from and after the Closing, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Subject to Section 10.13, from and after the Closing, the rights of Buyer and Sellers under Article VIII shall be the sole and exclusive remedy of Buyer and Sellers with respect to the subject matter of Article VIII. Without limiting the generality of the foregoing three sentences, in the absence of actual fraud, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the following four limitations shall apply:

(i) the aggregate liability of PKI for all Damages under Section 6.1(a) shall not exceed an amount equal to $48,200,000;

(ii) no individual claim or series of related claims for indemnification under Sections 6.1(a)(i) or 6.2(a)(i) shall be valid and assertable unless it is (or they are) for an amount in excess of $25,000;

(iii) PKI shall be liable under Section 6.1(a)(i) for only that portion of the aggregate Damages under such sections, considered together, which exceeds $4,820,000 (it being understood that PKI shall not be liable, in any event, for the first $4,820,000 of said Damages under Section 6.1(a)(i), considered together); and

(iv) Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Section 1.4, and the amount of any Damages for which indemnification is provided under this Article VI, or under Articles VIII or IX, shall be calculated net of any specific accruals, reserves or provisions reflected in the Final Closing Working Capital Statement relating thereto;

provided, however, that the limitations of Section 6.5(b) shall not apply to any claim described in clause (ii) of Section 6.1(a) to the extent relating to any breach of a post-closing covenant of PKI, paragraph (b) of Section 6.1 or paragraphs (b) through (d) of Section 6.2 or for any post-closing adjustment pursuant to Section 1.4.

(c) In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article VI that are (i) consequential, in the nature of lost profits, diminutions in value, special or punitive or otherwise not actual Damages or (ii) without limiting the ability of an Indemnified Party to assert claims for indemnification in accordance with Section 6.3, contingent, unless and until such Damages are actual and mature. Buyer shall (and shall cause the Business to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate the Damages for which indemnification is provided to Buyer by PKI under Article VI.

(d) Sellers shall not have any right of contribution against the Business with respect to any breach by PKI of any of its representations, warranties, covenants or agreements set forth in this Agreement. Effective as of the Closing, Buyer hereby waives and releases (and shall cause each of the Business Subsidiaries to waive and release), any claim that such Business Subsidiary may have against any Seller or their respective Affiliates.

(e) The amount of any Damages for which indemnification is provided under this Article VI shall take into account any (i) related recoveries which the Indemnified Party actually receives from insurance policies on account of the matter resulting in such Damages, net of actual costs of collection, and (ii) Tax benefit or detriment arising from the occurrence of such Damages or the receipt or accrual of any indemnity payment in respect of such Damages, in each case, to the extent such benefit or detriment is actually recognized in the taxable year in which such indemnity payment is made, in a prior taxable year or in any of the immediately following three (3) taxable years, the amount of such benefit or detriment to be determined by comparing the amount of the Indemnified Party’s Tax liability taking into account the Tax benefit or detriment, or both, arising from the occurrence of such Damages or the receipt or accrual of such indemnity payment, or both, with the amount of Tax liability such Indemnified Party would have incurred in the absence of such Tax benefit or detriment, or both. An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance claims and Tax benefits to which it reasonably believes it is entitled in connection with any Damages it incurs, and each of Buyer, Sellers and the Indemnified Party with respect to any indemnification claim shall cooperate with each other in pursuing such insurance claims with respect to any Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment or Tax benefit in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 10 days of receiving such insurance payment or Tax benefit, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments or Tax benefit received, net of actual costs of collection, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

(f) Buyer agrees that to the extent any representation or warranty of PKI made in this Agreement is, to the actual knowledge of Buyer on the date of this Agreement, untrue or incorrect, Buyer shall have no rights under Article VI for indemnification for Damages arising out of such failure to be true or correct.

6.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to PKI if any of the conditions precedent under Section 5.1 hereof have become incapable of fulfillment;

(c) PKI may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 5.2 hereof have become incapable of fulfillment;

(d) Buyer or PKI may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before December 31, 2010 (the “Outside Date”) by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof;

(e) Buyer may terminate this Agreement within 15 days following delivery by PKI to Buyer of an update to the Disclosure Schedule pursuant to Section 9.4(b) which contains new disclosure of any event or development that would reasonably be expected to have a Business Material Adverse Effect; and

(f) PKI may terminate this Agreement by written notice to Buyer if, after the conditions set forth in clauses (a) through (c) and (e) through (i) and (k) of Section 5.1 have been satisfied, PKI has indicated in writing to Buyer (such notice, the “Satisfaction Notice”) that such conditions have been so satisfied and that the conditions set forth in clauses (d) and (j) of Section 5.1 will be satisfied at the Closing (the Satisfaction Notice not to constitute a waiver of any requirement that any condition shall actually be satisfied at the Closing), and the transactions contemplated by this Agreement shall not have been consummated by the closing of business on the fifth (5th) Business Day following the delivery of the Satisfaction Notice under circumstances constituting a Debt Financing Failure (as hereinafter defined), provided that such conditions remain satisfied at the closing of business on such fifth (5th) Business Day. A “Debt Financing Failure” shall mean circumstances where the proceeds available to Buyer from the Debt Financing on terms and conditions that, taken as a whole, are not materially less favorable to Buyer and its Affiliates (and, assuming the Closing, the Business) than the terms and conditions of the Debt Commitment Letters as of the date of this Agreement are not sufficient, when added to the portion of the Financing that is available, to pay in cash all amounts required to be paid by Buyer at Closing in connection with the transactions contemplated by this Agreement, including the Purchase Price and all payments, fees and expenses of Buyer related to or arising out of the transactions contemplated by this Agreement;

provided, however, that no Party may terminate this Agreement pursuant to clauses (b) through (d) if the basis for termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any of the Parties or their respective officers, directors or Affiliates arising from this Agreement; provided that the provisions of Sections 4.15 (Pre-Closing Transition Services), 7.3 (Termination Fee) and 9.1(h) (Confidentiality), this Section 7.2 (Effect of Termination) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive the termination of this Agreement. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.13 in lieu of terminating this Agreement pursuant to Section 7.1.

7.3 Termination Fee.

(a) In the event of the termination of this Agreement by PKI pursuant to Section 7.1(f), Buyer shall pay to PKI a termination fee of $28,920,000. The termination fee payable pursuant to this Section 7.3(a) shall be paid by wire transfer of same-day funds within 10 Business Days after the demand therefor, which demand may only be made following the proper termination of this Agreement pursuant to Section 7.1(f).

(b) In the event that PKI shall receive full payment pursuant to Section 7.3(a) of the amounts due thereunder, the receipt of such payment shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by PKI or any other person in connection with this Agreement (and the termination of this Agreement), the transactions contemplated this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and neither PKI nor any other person shall be entitled to bring or maintain any other claim, action or proceeding against Buyer or any of its Affiliates, any Person that has committed to arrange, syndicate, underwrite or provide Debt Financing, has entered into the Debt Commitment Letters or has otherwise entered into agreements in connection with the Debt Commitment Letters or any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto in connection with the transactions contemplated hereby, including each party named in Section 3.7 together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns (collectively, the “Debt Financing Source”) arising out of this Agreement, any of the transactions contemplated this Agreement or any matters forming the basis for such termination. Notwithstanding anything to the contrary, if a court of competent jurisdiction has ordered Buyer to pay a termination fee pursuant to Section 7.3(a), PKI shall not be entitled to enforce such order if (i) Buyer delivers to PKI, within five (5) Business Days following the issuance of such order, a notice electing to consummate the transactions contemplated by this Agreement in accordance Article I of this Agreement and (ii) the Closing occurs within five (5) Business Days following the delivery of such notice.

(c) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Except as provided in Section 7.3(b), payment of the fees and expenses described in this Section 7.3 shall constitute the sole and exclusive remedy of the Parties in connection with any termination of this Agreement.

ARTICLE VIII

TAX MATTERS

8.1 Tax Indemnification; Preparation and Filing of Tax Returns; Payment of Taxes.

(a) PKI shall indemnify and hold harmless Buyer, each Business Subsidiary and any Affiliate thereof, with respect to any and all of the following Taxes that may be imposed on Buyer, any Business Subsidiary or any Affiliate thereof or in respect of the Business or the Acquired Assets (i) the amount of any Income Taxes with respect to any taxable period of the Business Subsidiaries or the Asset Sellers ending on or prior to the Closing Date or allocated to PKI pursuant to Section 8.2(b), (ii) the amount of any Non-Income Taxes with respect to any taxable period of the Business Subsidiaries or the Asset Sellers ending on or prior to the Closing Date or allocated to PKI pursuant to Section 8.2(b) where the amount of any such Taxes exceeds the amounts expressly set forth as a reserve or a liability on the Final Closing Working Capital Statement, (iii) the amount of any Taxes which are primarily the liability of PKI or any of its Subsidiaries (other than the Business Subsidiaries) or imposed under Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign Tax provisions, (iv) the amount of any Taxes which relate to, or arise as a result of, the transfer of the rights pursuant to the lease agreement for the site at 31 Saxon Way, Bar Hill, Cambridge, England (including any Taxes relating to, or arising from, the transactions contemplated by Section 4.14(a) herein) and (v) to the extent Buyer paid Purchase Price therefor pursuant to Section 1.4 and Buyer or its Affiliates lose the benefit thereof.

(b) PKI shall be responsible for the preparation and filing of all Tax Returns for Sellers for all periods (including the consolidated, unitary, and combined Tax Returns for Sellers which include the operations of the Business for any period ending on or before the Closing Date) and for all Tax Returns of the Business Subsidiaries for all taxable periods that end on or before the Closing Date. Sellers shall make or cause to be made all payments required with respect to any such Tax Returns. Buyer shall promptly reimburse Sellers for the amount of any such Taxes paid by Sellers to the extent such Taxes are attributable (as determined under Section 8.2 hereof) to periods following the Closing Date.

(c) Buyer shall be responsible for the preparation and filing of all other Tax Returns for the Business. Buyer shall pay all Taxes required to be paid with respect to such Tax Returns and PKI shall promptly reimburse Buyer for the amount of any such Taxes paid by Buyer to the extent PKI is responsible for such Taxes pursuant to Section 8.1(a).

(d) Buyer shall prepare and file any Tax Return related to any taxable period beginning on or prior to the Closing Date and ending after the Closing Date. Such returns shall be prepared on a basis consistent with the last previous similar Tax Return (unless otherwise required by Law). Buyer shall consult with PKI concerning each such Tax Return and deliver a draft of any such return within 20 days of its due date to Seller. PKI shall be entitled to comment on any item in such return to the extent it relates to a period with respect to which PKI could be obligated to make a payment pursuant to Section 8.1(a) herein. Buyer shall accept any such comments by Seller; provided, however, Buyer shall not be obligated to accept any comments if Buyer reasonably determines that (i) the position advocated by PKI will adversely impact any taxable period (or portion thereof) for which Buyer is not entitled to indemnification from PKI pursuant to Section 8.1(a) herein and (ii) either (A) the position advocated by PKI more likely than not is not correct or (B) the anticipated adverse impact for the taxable periods for which Buyer is not entitled to indemnification from PKI is materially greater than the anticipated adverse impact on PKI if its position is not accepted.

(e) Except for Taxes described in Section 8.1(a)(iv) above, Buyer shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (such taxes, “Transfer Taxes”), including any goods and services tax (“GST’) payable pursuant to the Goods and Services Tax Act of Singapore (Chapter 117A of the Singapore Statutes) (the “GSTA”). For the avoidance of doubt, Transfer Taxes shall not include withholding Taxes imposed on, or with respect to, gross proceeds or gains from the sale of any Acquired Asset or the stock of a Business Subsidiary. The Parties shall use all reasonable efforts to ensure that the transfer of the Acquired Assets owned by PKI Singapore to Buyer as contemplated hereunder (the “Singapore Transfer”) is treated as a transfer of a business as a going concern for purposes of the GSTA so that no GST is payable in respect of the Singapore Transfer. If, in the opinion of the Inland Revenue Authority of Singapore (the “IRAS”), the Singapore Transfer does not constitute a transfer of a going concern and the IRAS assesses GST accordingly, Buyer shall pay to PKI Singapore such amount of GST together with all interest and surcharges due thereon.

(f) Buyer shall be responsible for the payment of any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Buyer or Buyer’s Affiliates occurring after the Closing on the Closing Date.

8.2 Allocation of Certain Taxes.

(a) Buyer and PKI agree that if any Seller or Business Subsidiary is permitted but not required under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a taxable period, Buyer and Sellers shall treat such day as the last day of a taxable period. For these purposes the Parties agree that they will procure that an accounting period of PKI Q-Arc ends upon the Closing Date.

(b) Any Taxes for a taxable period beginning on or before the Closing Date and ending after the Closing Date with respect to the Business shall be apportioned for purposes of Section 8.1 between PKI and Buyer based on the actual operations of the Business during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and for purposes of the provisions of Section 8.1 and 8.3, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

(c) Immediately prior to the Closing, Buyer shall cause PKI Q-Arc to surrender any losses incurred on or before the Closing Date to a member or members of the UK group of which PKI Q-Arc is a member.

8.3 Refunds and Carrybacks.

(a) Sellers shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods ending (or deemed pursuant to Section 8.2(b) to end) on or before the Closing Date.

(b) Buyer and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods beginning (or deemed pursuant to Section 8.2(b) to begin) after the Closing Date.

(c) Buyer shall forward to or reimburse PKI for any refunds (including any interest paid thereon) or credits due Sellers after receipt thereof, and PKI shall promptly forward to Buyer or reimburse Buyer for any refunds (including any interest paid thereon) or credits due to Buyer after receipt thereof.

(d) Buyer and PKI agree that, with respect to any Tax, none of the Business Subsidiaries shall carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date to any taxable period ending on or before the Closing Date.

8.4 Cooperation on Tax Matters; Tax Audits.

(a) Buyer and PKI and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which any such party could reasonably require the assistance of another such party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Business, and providing copies of all relevant Tax Returns to the extent related to the Business, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested party may possess. Buyer and PKI and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) PKI shall have the right, at its own expense, to control any audit or examination by any Taxing Authority (“Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing

Date with respect to the Business; provided, however, if Buyer determines that such audit or examination could have an effect on Taxes for which Buyer is not indemnified hereunder, Buyer shall have the right to participate in such audit or examination, at its sole expense, and PKI shall not settle any such audit or examination without the consent of Buyer (not to be unreasonably withheld, conditioned or delayed); provided, further, that PKI shall have no right to initiate a claim for refund relating to a carryback of any losses arising in a taxable period that begins after the Closing Date or is deemed to begin after the Closing Date pursuant to Section 8.2(b). Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business; provided that, Buyer shall consult with PKI regarding resolution of any issue that could reasonably be expected to cause PKI or any Seller to pay additional Tax or to indemnify Buyer against any additional Tax hereunder, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of PKI (not to be unreasonably withheld, conditioned or delayed). Where consent to a settlement is withheld by PKI pursuant to this Section, PKI may continue or initiate any further proceedings at its own expense, provided that any liability of Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had PKI not withheld its consent.

8.5 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Business shall be terminated on or prior to the Closing Date and, after the Closing Date, Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

ARTICLE IX

FURTHER AGREEMENTS

9.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable Laws, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 9.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Working Capital Statement, resolving any differences between the Parties with respect to the Closing Working Capital Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities Law or exchange filings, prosecuting, defending or settling any litigation, Environmental Obligation or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b) Access to Personnel. Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 9.1(a).

(c) Government Consents. Following the Closing, PKI shall reasonably cooperate with Buyer’s efforts, including the prompt making of any necessary filings and the giving of all necessary notices to Governmental Entities, to enable Buyer or its Designated Affiliates to obtain any permits, licenses, authorizations, novations, or approvals necessary for operation by Buyer or its Designated Affiliates of the Business as promptly as practicable following the Closing Date.

(d) Reimbursement. A Party providing Information, cooperation or personnel to another Party under Section 9.1(a), (b), (c) or (g) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information, cooperation or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(e) Retention of Records. Except as otherwise required by Law or agreed to in writing by the Parties, Buyer and Sellers shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business prior to the Closing until December 31, 2015 (or up to the end of statutory retention of records periods, if longer). Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time. Notwithstanding the transfer to Buyer of the Acquired Assets owned by PKI Singapore, PKI Singapore shall, in accordance with the applicable tax laws of the Republic of Singapore, be entitled to maintain originals of all tax records dating back to seven (7) years prior to the Closing Date (or such longer period as is required by applicable Law) that relate to the business operated by PKI Singapore prior to the Closing.

(f) Preparation of PKI Financial Statements. Following the Closing, Buyer shall cause the Business to prepare and provide to PKI and its Subsidiaries all information relating to the Business reasonably required for PKI and its Subsidiaries to prepare the (i) Closing Working Capital Statement and (ii) financial statements of PKI and its Subsidiaries for all fiscal periods that precede or include the Closing Date. During the period of preparation of such (i) Closing Working Capital Statement and (ii) financial statements of PKI and its Subsidiaries, Buyer shall use its commercially reasonable efforts to ensure that PKI and its Subsidiaries (and their auditors) will be provided with full access to the Business, its financial management, including the financial directors of the Business and any accountant’s work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 9.1(f).

(g) Preparation of Audited Financial Statements of the Business. From and after the Closing and continuing for six (6) months following the Closing, PKI shall, and shall cause its Subsidiaries to, provide to Buyer all financial information (including corporate allocations) within PKI’s possession and reasonably required for Buyer to prepare audited financial statements of the Business in accordance with U.S. GAAP for 2008 and 2009. During such period of preparation of such financial statements of the Business, PKI shall use its commercially reasonable efforts to ensure that Buyer and its representatives, including its auditors, will be provided with access to any books and records relating to the Business, its financial management, including any finance officers of the Business retained by PKI after the Closing and (subject to execution of customary release letters) any accountant’s work papers, and their books, accounts and records, in each case during normal business hours and in a manner so as to not unreasonably interfere with the conduct of the business of PKI and its Subsidiaries. PKI agrees to execute any reasonably necessary management representation letters relating to intercompany balances and corporate allocations and other push-down accounting entries to permit Buyer’s or its Designated Affiliates’ independent accountants to issue unqualified reports with respect to the audited financial statements.

(h) Confidentiality. Each of Buyer and PKI (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Representatives to hold, in strict confidence all Information concerning the other Party furnished to it by the other Party (the “Disclosing Party”) or the other Party’s Representatives at any time prior to Closing or pursuant to this Section 9.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of the terms of this Section 9.1, (ii) was within the possession of the Receiving Party or its Representatives prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not, to the Receiving Party’s knowledge, after reasonable inquiry, at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) was or is independently developed by the Receiving Party or its Representatives without utilizing any Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of Law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable Law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1(h). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed. As used herein, the term “Representative” means, (A) as to PKI, its Subsidiaries (only while such entities are Subsidiaries of PKI) and its and their directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants) and controlling persons, and (B) as to Buyer, its directors, managers, officers, employees, consultants, agents, advisors (including financial advisors, counsel and accountants), and potential financial sources (including affiliated funds and the general and limited partners thereof). With respect to PKI Indonesia, Buyer or its Designated Affiliates shall provide PKI with a copy of the newspaper announcement (in form substantially as set out in Part 2 of Exhibit H) advising of the completion of the acquisition of all Stock in PKI Indonesia as required by the applicable local Laws.

(i) Intellectual Property. As soon as reasonably practical after the Closing Date, Sellers shall (i) execute and record, or cause to be executed and recorded, such assignments and other documents for filing in the official offices (including foreign and supranational offices anywhere in the world), other than the United States Patent and Trademark Office and the United States Copyright Office, as may be necessary to confirm and effect the relevant Asset Seller’s or Business Subsidiary’s record ownership interest in, and free and clear title to, all Registered Acquired Intellectual Property of the Asset Sellers (except for the ownership interest of any co-owner who is not an Asset Seller or Business Subsidiary) in order to reflect the relevant Asset Seller’s or Business Subsidiary’s beneficial ownership of such Registered Acquired Intellectual Property as in effect immediately prior to Closing; and (ii) deliver or make available to Buyer all records and information concerning all Acquired Intellectual Property that is owned by and in the possession of each Asset Seller, including evidence of entitlement to the foregoing, assignments, any license, concurrent use and settlement agreements, specimens, prosecution histories, certificates, correspondence with Governmental Entities, correspondence with attorneys, litigation files relating to infringements, disputes or demands, including opposition and cancellation proceedings, judicial or administrative decisions, pleadings, evaluations, opinions, and other memoranda, cease and desist and protest letters, and documents concerning Security Interests thereon.

(j) Waiver of Right to Claim Collateral. To the extent permitted by applicable Law, neither Buyer nor any of its Affiliates shall inform, and Buyer shall cause PKI Germany Elcos not to inform, any creditors of PKI Germany Elcos of their right to claim collateral as a result of the termination of the Domination and Profit and Loss Transfer Agreement (Beherrschungs- und Gewinnabführungsvertrag) entered into between PKI German Parent and PKI Germany Elcos on November 24, 2005 pursuant to Section 303 German Stock Corporation Act (AktG), it being understood that this Section 9.1(j) shall not restrict Buyer, its Designated Affiliates and PKI Germany Elcos from informing creditors and any other third parties about the change of control in PKI Germany Elcos as required in the ordinary course of business (which remains subject to any other limitations under this Agreement, in particular Section 10.1).

9.2 Director and Officer Indemnification. Buyer shall not take or cause, or permit to be taken or caused by any person, any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or bylaws or other organizational documents of any Business Subsidiary, for the benefit of any individual who served as a director or officer of any Business Subsidiary at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable Law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

9.3 Covenant Not to Compete. During the period commencing on the Closing Date and continuing until the third (3rd) anniversary of the Closing Date (the “Noncompetition Period”), PKI shall not (and shall cause each Noncompetition Party (as defined in this Section 9.3) not to) develop, manufacture or market Products, including for use in the defense industry, of the type developed, manufactured or marketed by the Business prior to the Closing Date (a “Competitive Business”); provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, any Noncompetition Party from:

(a) continuing anywhere in the world in any type of business conducted by any Noncompetition Party on the date hereof (including any extensions or additions to such business), which is not part of the Business;

(b) entering into any relationship with a person or entity not owned, managed, operated or controlled by any Noncompetition Party engaged in a Competitive Business for purposes primarily unrelated to a Competitive Business;

(c) making equity investments in publicly owned companies which conduct a Competitive Business, provided such investments do not exceed five percent (5%) of the outstanding common equity of such publicly owned companies; or

(d) acquiring any person or entity which conducts a Competitive Business if either:

(i) in the calendar year prior to such acquisition, the consolidated revenues of such person or entity from its Competitive Business do not constitute more than 25% of the total consolidated revenues of such person or entity; or

(ii) the applicable Noncompetition Party promptly commences and thereafter pursues until the earlier to occur of the expiration of the Noncompetition Period and 18 months after such acquisition, the transfer of that portion of the business of such person or entity as constitutes a Competitive Business upon terms and conditions and at a price determined by the applicable Noncompetition Party in its sole discretion.

Without limiting the applicability of the foregoing, PKI agrees that for one (1) year after the Closing Date, neither PKI nor any other Noncompetition Party will solicit or induce any person who was an employee or independent contractor of any Business Subsidiary or, with respect to the Business, Asset Seller on the Closing Date to terminate his or her relationship with Buyer, its Designated Affiliates or the Business Subsidiaries; provided, however, that the foregoing shall not prohibit PKI or any Noncompetition Party from (A) placing general advertisements for employees not directed at the Business and hiring or engaging any person in response to any such general advertisement or (B) soliciting or hiring any such employee or independent contractor whose employment with Buyer, its Designated Affiliates or the Business Subsidiaries has been terminated for at least 90 days. Buyer agrees that for one (1) year after the Closing Date, neither Buyer nor any of its Designated Affiliates or other Subsidiaries will solicit or induce any person who was not an employee or independent contractor of any Business Subsidiary or, with respect to the Business, any Asset Seller on the Closing Date to terminate his or her relationship with PKI or its Subsidiaries; provided, however, that the foregoing shall not prohibit Buyer, its Designated Employees or its other Subsidiaries from (X) placing general advertisements for employees not directed at PKI and its Subsidiaries and hiring or engaging any person in response to any such general advertisement or (Y) soliciting or hiring any such employee or independent contractor whose employment with PKI or its Subsidiaries has been terminated for at least 90 days.

For purposes of the Agreement, “Noncompetition Party” means PKI and any direct or indirect Subsidiaries of PKI while (but only while) such entity is a direct or indirect Subsidiary of PKI.

9.4 Disclosure Generally.

(a) The Disclosure Schedule shall be arranged in sections corresponding to the sections contained in Article II. The disclosures in any section of the Disclosure Schedule shall qualify other sections in Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the terms (i) the terms “to Sellers’ knowledge,” “known by Sellers” or other words of similar meaning shall mean the actual knowledge of the persons listed on Schedule 9.4(a)(i) attached hereto, without any obligation of investigation, and shall not refer to the knowledge of any other person or entity and (ii) the terms “to Buyer’s knowledge,” “known by Buyer” or other words of similar meaning shall mean the actual knowledge of the persons listed on Schedule 9.4(a)(ii) attached hereto, without any obligation of investigation, and shall not refer to the knowledge of any other person or entity.

(b) PKI shall be entitled to submit to Buyer, from time to time between the date hereof and the Closing Date, written updates to the Disclosure Schedule disclosing any events or developments that occur between the date of this Agreement and the Closing Date. PKI’s representations and warranties contained in Article II shall be construed for all purposes of this Agreement in accordance with the Disclosure Schedule, as so updated; provided that Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule to the extent provided in Section 7.1(e). If any written update to the Disclosure Schedule is provided to Buyer less than five (5) Business Days prior to the scheduled Closing Date, then the Closing Date shall be deferred by five (5) Business Days to provide Buyer with sufficient time to evaluate such information.

9.5 Certain Employee Matters.

(a) Pre-Closing Conduct; Other Liabilities. None of PKI, PKI Germany Opto, any Business Subsidiary or any other Subsidiary of PKI shall be under any obligation to terminate the employment of any employee engaged primarily in the Business (any such employee employed either on the date of this Agreement or on the Closing Date, a “Business Employee”) prior to the Closing Date, other than (i) PKI Singapore (to which the provisions of Section 9.5(j) shall apply in lieu of Sections 9.5(a)-(f)) and (ii) PKI Indonesia, which shall agree to terminate the employment of any employees who elect to be terminated. Buyer shall assume all employment-related liabilities with respect to the employment or the termination of employment of any Business Employee, whether such liabilities or obligations arise prior to, on or following the Closing Date, including liabilities under all Business Benefit Plans, except for (A) liabilities under Business Benefits Plans sponsored or maintained by a Business Subsidiary (“Business Subsidiary Plans”) and (B) those liabilities expressly retained by PKI or any other Asset Seller pursuant to Schedule 9.5(a) or for those liabilities expressly retained by PKI or any other Asset Seller pursuant to the other provisions of this Section 9.5. All liabilities and obligations, whether such liabilities and obligations arise prior to, on, or following the Closing Date, under Business Subsidiary Plans shall be retained by the applicable Business Subsidiary; provided, that from and after the Closing Date, Buyer shall indemnify and hold harmless PKI and its Subsidiaries with respect to any liabilities (including any fees, penalties and interest) that PKI or its Subsidiaries (other than a Business Subsidiary) may incur in connection with any Business Subsidiary Plan.

(b) Offer of Employment; Continuation of Employment. The Parties hereto intend that there shall be continuity of employment with respect to all Business Employees employed on the Closing Date, including those on vacation, military leave, leave of absence (whether paid or unpaid), disability or layoff. Where the employment relationships of the Business Employees do not automatically transfer by operation of Law upon the Closing Date, Buyer or its Designated Affiliates shall offer (or cause its Designated Affiliates to offer) employment commencing on the Closing Date to all Business Employees (including all Business Employees of PKI Germany Opto) employed on the Closing Date, including those on vacation, military leave, leave of absence (whether paid or unpaid), disability or layoff, on the terms set forth in Section 9.5(d). A list of the Business Employees of PKI Germany Opto as of the date hereof is set forth on Schedule 9.5(b). The term “New Buyer Employees” shall mean the Business Employees who become employed by Buyer or its Designated Affiliates on the Closing Date or continue to work for a Business Subsidiary on the Closing Date. Buyer or its Designated Affiliates shall assume all Remaining Employee Expenses for all Business Employees employed on the Closing Date, including those on vacation, military leave, leave of absence (whether paid or unpaid), disability or layoff, who do not accept an offer of employment or who object (whether before or after accepting transfer to Buyer or its Designated Affiliate) to a transfer of their employment pursuant to local Laws (collectively, the “Remaining Seller Employees”); provided, however that in the case of Remaining Seller Employees of PKI Germany (the “German Remaining Employees”) (i) Buyer and PKI shall each bear one half ( 1/2) of the first $6,000,000 of Remaining Employee Expenses to such German Remaining Employees incurred during the period commencing on the date PKI Germany notifies the works council of the transactions contemplated by this Agreement and ending on the date nine (9) months thereafter and (ii) Buyer shall have responsibility for all other Remaining Employee Expenses with respect to such German Remaining Employees. “Remaining Employee Expenses” shall mean any amount payable to any Business Employee (A) arising out of any incomplete or factually or legally incorrect information provided by Buyer or any of its Designated Affiliates to any Business Employee or Remaining Seller Employees (including any such information provided in accordance with Section 4.10) and (B) for the ongoing employment of any Remaining Seller Employees (including if a termination by the employer is not permitted under applicable Law due to special protection or other reasons) and, in case of a termination of a Remaining Seller Employee by PKI or any of its Subsidiaries, for the costs of the termination. Costs for ongoing employment include salaries, variable compensation, benefits, pension accruals during the ongoing employment, social security contributions and remuneration in kind. Termination costs include severance (based on in court or out-of-court settlements), severance or similar benefits or compensation under a social plan or reconciliation of interests, reimbursement of loss of unemployment benefits (Sperrzeitausgleich) and legal fees incurred with regard to the attempted or achieved termination of any Remaining Seller Employee, including any attempted or achieved termination of any other employee of PKI Germany Opto who is terminated by PKI Germany Opto as a substitute for any of the PKI Germany Opto Acquired Employees who objected to the transfer but enjoys priority protection against dismissal under German Law (Verdrängungswirkung im Rahmen der Sozialauswahl nach § 1 Abs. 3 KSchG).

(c) Defined Benefit Plan Transfer. Where funding vehicles (e.g. support funds (Unterstützungskassen), direct insurances (Direktversicherungen), etc.) exist in respect of Employee Benefit Plans relating to the PKI Germany Opto Acquired Employees, PKI shall cause these funding vehicles to be transferred or continue to be available to the German Transferee insofar as they concern accumulated funds for those PKI Germany Opto Acquired Employees whose employment transfers to the German Transferee. The funding vehicles will remain with PKI Germany Opto to the extent they concern accumulated funds for Remaining Seller Employees.

(d) Compensation; Employee Benefits; Severance Plans. Except as otherwise provided in this Section 9.5, otherwise agreed to in the Transition Services Agreement, or as otherwise required by applicable Law, the Business Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans sponsored by PKI or its Affiliates (other than Business Benefit Plans sponsored by the Business Subsidiaries or, to the extent required by Law, PKI Opto Germany) immediately prior to the Closing Date; provided, however, that Remaining Seller Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans after the Closing Date. Beginning on the Closing Date, Buyer shall, for the period ending twelve (12) months after the Closing Date or such later date as required by applicable Law, provide each New Buyer Employee with total cash compensation (including base salary and bonus opportunity), and employee benefit plans, agreements, programs, policies and arrangements that are no less favorable in the aggregate than each New Buyer Employee’s total compensation (including the Business Benefit Plans) (other than equity-based compensation, retiree medical benefits and defined benefit pension benefits) in effect immediately prior to the Closing Date (“Buyer Plans”). Notwithstanding anything to the contrary in this Agreement, beginning on the Closing Date, Buyer shall, for the period ending twelve (12) months after the Closing Date, maintain (or cause its Subsidiaries to maintain) a severance pay plan, program or practice for the benefit of each New Buyer Employee that is no less favorable than the plan, program or practice in effect immediately prior to the Closing Date with respect to each such New Buyer Employee, including those New Buyer Employees with individual severance arrangements. All Buyer Plans and Buyer severance pay plans, programs or practices shall recognize all credited service of New Buyer Employees with PKI and its Subsidiaries (or, to the extent previously recognized by PKI under its plans, programs or arrangements, any predecessor employer) for purposes of eligibility and vesting and level of benefits to the same extent such service was recognized under similar plans maintained by PKI or its Subsidiaries immediately prior to the Closing Date. With regard to PKI Germany Opto Acquired Employees the special regulations set forth in Section 9.5(k) shall apply

(e) Welfare Plans. With respect to any Buyer Plan that is a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by Buyer providing similar benefits to a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall (i) cause to be waived any pre existing condition limitations or actively-at-work requirements to the extent permitted under such plan, and (ii) give effect, in determining any deductible and maximum out of pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, New Buyer Employees with respect to similar plans maintained PKI or its Subsidiaries for New Buyer Employees immediately prior to the Closing Date to the extent permitted under such plan. Buyer and PKI shall each use reasonably best efforts to make appropriate arrangements to allow the use by New Buyer Employees of any accrued benefits under any cafeteria plan (as defined in Section 125 of the Code) which was maintained by PKI or its Subsidiaries for such New Buyer Employees.

(f) Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any New Buyer Employee is entitled pursuant to the personal, sick or vacation policies applicable to such New Buyer Employee immediately prior to the Closing Date (the “PSV Policies”), Buyer shall assume the liability for such accrued personal, sick or vacation time and allow such New Buyer Employee to use such accrued personal, sick or vacation time; provided, however, that if Buyer deems it necessary to disallow such New Buyer Employee from taking any portion of such accrued personal, sick or vacation time, Buyer shall be liable for and pay in cash to each such New Buyer Employee an amount equal to such personal, sick or vacation time as each New Business Employee has accrued and not used in accordance with the terms of the PSV Policies and applicable Law as of the Closing Date; and provided, further, that Buyer shall be liable for and pay in cash an amount equal to such accrued personal, sick or vacation time to any New Buyer Employee whose employment terminates for any reason subsequent to the Closing Date.

(g) Personnel Records. Subject to and only to the extent permitted by applicable local Law, following the Closing Date, PKI will transfer to Buyer the personnel files and other employment-related records of the New Buyer Employees who were employees of any Business Subsidiary; provided, however, that (i) Buyer will allow PKI reasonable access to such personnel files and/or records as needed and (ii) PKI may retain copies of any information contained therein, at PKI’s expense. With respect to the Business Employees of the Asset Sellers, PKI will retain such employees’ personnel files and other employment-related records; provided, however, that consistent with and to the extent permitted by applicable Law, and subject to each such employee’s consent, if applicable (A) PKI will allow Buyer reasonable access to such personnel files and/or records upon a showing by Buyer of a business justification for such access, and (B) if Buyer is provided access to such files and/or records pursuant to clause (A), Buyer may retain copies of any information contained therein, at Buyer’s expense.

(h) U.S. WARN Act, Etc. Buyer agrees to provide any and all required notices under the Worker Adjustment and Retraining Notification Act (“WARN”) and any other similar applicable Law and to otherwise comply with any such Law with respect to any “plant closing” or “mass layoff’ (as defined in WARN) or similar termination of employment event under applicable Law affecting employees and occurring on or after the Closing Date. Buyer shall indemnify and hold harmless PKI and its Subsidiaries with respect to any liability (including any fees, penalties, and interest) under WARN or other similar applicable Law that any Business Subsidiary may incur or be assessed arising from the actions (or inactions) of Buyer or its Affiliates on or after the Closing Date.

(i) U.S. COBRA. Sellers shall retain liability for providing any required notice and coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) with respect to any Business Employee who terminates employment on or prior to the Closing Date. Buyer shall assume all liabilities for providing any required notice and coverage under COBRA or other similar applicable Law with respect to any New Business Employee or beneficiary who terminates employment or otherwise experiences a qualifying event after the Closing Date.

(j) Employees of PKI Singapore. Buyer agrees that the employment of the employees of PKI Singapore listed on Schedule 9.5(j) attached hereto (the “Singapore Employees”) shall be transferred to Buyer or one or more of its Designated Affiliates and shall not be terminated in connection with the consummation of the transactions contemplated by this Agreement. Buyer further agrees that all of PKI Singapore’s rights, duties, powers, liabilities and obligations under any employment contract in force between PKI Singapore and any of the Singapore Employees immediately prior to the Closing shall be assumed by Buyer or a Designated Affiliate upon the Closing. As soon as reasonably practicable following the date hereof, PKI shall cause PKI Singapore to deliver to each Singapore Employee a letter in substantially the form attached hereto as Exhibit K giving notice of the Singapore Transfer and the transfer of such Singapore Employee’s employment to Buyer or its Designated Affiliates. Buyer shall render all assistance to PKI Singapore as is reasonably required to effect the transfer of the employment of the Singapore Employees from PKI Singapore to Buyer or its Designated Affiliates, and Buyer shall, or shall cause one or more of its Designated Affiliates to, offer to employ the Singapore Employees following the Closing on terms and conditions (including with respect to seniority and length of accrued service) no less favorable than those enjoyed by the Singapore Employees prior to the Closing. In the event that the employment of any of the Singapore Employees has not been transferred to Buyer or its Designated Affiliates as of the Closing, Buyer shall, or shall cause one or more of its Designated Affiliates to, enter into an agreement with PKI Singapore under which PKI Singapore will supply the services of each such Singapore Employee to Buyer or its Designated Affiliates at cost from and after the Closing until such time as the transfer of such Singapore Employee’s employment to Buyer or its Designated Affiliates has been fully effected. Buyer hereby agrees and undertakes to indemnify PKI at all times from and against all actions, proceedings, costs, claims, damages, demands, expenses and liabilities that are in any way connected with or arising from the transfer of employment of the Singapore Employees from PKI Singapore to Buyer or its Designated Affiliates.

(k) Compensation; Employee Benefits; Severance Plans for PKI Germany Opto Acquired Employees. Subject to the limitations set forth in Section 9.5(b) and the consent rights of Buyer set forth in Section 4.11(b), Buyer shall assume or, if Buyer is not the German Transferee, shall cause the German Transferee to assume all obligations of each of PKI and PKI Germany Opto as set forth in the reconciliation of interests and social plan to be concluded with the work council with regard to the split of the Wiesbaden operation as far as these are applicable to the PKI Germany Opto Acquired Employees for the time from and after the Closing Date. Buyer shall undertake or, if the Buyer is not the German Transferee, shall cause the German Transferee to undertake, to comply with the obligations set forth in the reconciliation of interests and social plan, including complying with all obligations assumed by PKI Germany Opto after reasonable negotiation with the works council or imposed upon PKI Germany Opto by a conciliatory board (Einigungsstelle) and set forth in the reconciliation of interests and social plan.

(l) Right to Employment/Third Party Beneficiaries. Nothing herein expressed or implied (i) shall confer upon any of the Business Employees any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Agreement or (ii) is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Section 9.5 or any other provisions of this Agreement.

9.6 Resignations. Effective upon the Closing, PKI shall cause all of its own employees, directors and attorneys and all of its Subsidiaries’ (other than the Business Subsidiaries) employees, directors and attorneys to resign from the board of directors and board of commissioners of the Business Subsidiaries and from all positions as executive officers of the Business Subsidiaries.

9.7 Use of Name for Transition Period.

(a) Following the Closing, except as otherwise expressly provided herein, Buyer shall have no rights to use any Trademarks of any Seller (the “Retained Marks”) and will not hold itself out as having any affiliations with any Seller.

(b) Notwithstanding the provisions of Section 9.7(a), for a period of six (6) months after the Closing Date, Buyer may utilize the Retained Marks in connection with the Business and all existing sales promotional aids, literature, invoices, stationary, and other printed material relating to the Business and containing the Retained Marks subject to the following limitations:

(i) No such material may be used by Buyer on or after the Closing Date for any purpose unless such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by PKI:

“[Buyer product name], formerly a product of PerkinElmer”; and

(ii) Promptly following the Closing Date, Buyer will develop and implement a plan to eliminate the use of all such material within such six (6) month period.

(c) Notwithstanding the provisions of Section 9.7(a) or (b), Buyer may continue to use the Retained Marks for six (6) month following the Closing Date on inventories existing on the Closing Date, provided that the products in such inventories are not modified or enhanced in any manner.

(d) Notwithstanding the provisions of Section 9.7(a), Buyer may disclose to its customers and potential customers that it is conducting the Business as a successor to the Sellers from and after the Closing Date and may retain records and other historical records or archived documents containing or referring to the Retained Marks.

(e) The licenses to use the Retained Marks set forth in this Section 9.7 shall not prohibit PKI or any of its Subsidiaries from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of the Sellers and their respective direct and indirect Subsidiaries in connection with their business and operations and, with respect to such use, Buyer shall adhere to substantially similar quality standards to which the Sellers and their direct and indirect Subsidiaries adhered immediately prior to the Closing.

9.8 Obligations Under Xenon Sale Agreement.

(a) Following the Closing, PKI shall enforce, at the request of Buyer and at Buyer’s expense, (i) all rights of PKI and its Subsidiaries under Section 9.2(c) of the Xenon Sale Agreement and (ii) if Buyer or any of its Affiliates does not become a party to the Common Know-How Agreement, the Common Know-How Agreement, but only to the extent PKI has the right to do so following the assignment of the Common Know-How Agreement to Buyer or its Designated Affiliate pursuant to the terms hereof.

(b) Following the Closing, Buyer and its Designated Affiliates shall not use, and shall cause their respective Subsidiaries not to use, any know-how or technology of the “Flash Lamp Business” acquired as part of the “Flash Lamp Sale” to engage under the “Flash Lamp” brand or tradename (i) in a “Xenon Competitive Business” through June 30, 2015 or (ii) in a “LED Competitive Business” through June 30, 2012 (as such terms are defined in the Xenon Sale Agreement); provided, however, that this Section 9.8(b) shall not prohibit Buyer or any Designated Affiliate’s use of any know-how or technology that (A) Buyer is able to establish to the reasonable satisfaction of Xenon Parent is acquired after the Closing or (B) is internally developed by Buyer or any Designated Affiliate without utilizing any of the know-how or technology acquired pursuant to this Agreement. Buyer acknowledges that Xenon Parent and its Subsidiaries shall be third party beneficiaries of this Section 9.8(b) and of the assignment and assumption provisions of this Agreement to the extent they relate to the assignment to Buyer and its Designated Affiliates of the Common Know-How Agreement and may, in such capacity, directly enforce the provisions of this Section 9.8(b) and such assignment and assumption provisions against Buyer and its Designated Affiliates.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

10.2 No Third Party Beneficiaries. Except as provided by applicable Law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or entity (including with respect to any employee or former employee of PKI, Buyer or any of their Affiliates, any New Buyer Employees, any Business Employees and any Singapore Employees, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Article VI, Section 7.3(b), Article VIII and Sections 9.2, 9.8(b), 10.14 and 10.18 are intended for the benefit of the persons, entities and individuals specified therein, including, in the case of Sections 7.3(b), 10.14 and 10.18, the Debt Financing Sources, and their respective legal representatives, successors and assigns.

10.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. Prior to the Closing, each of the Business Subsidiaries will be deemed, for purposes of this Agreement, to be both an Affiliate and a Subsidiary of Seller and not of Buyer. Following the Closing, each of the Business Subsidiaries will be deemed, for purposes of this Agreement, to be both an Affiliate and a Subsidiary of Buyer and not of Sellers.

10.4 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement by and between Buyer and PKI. This Agreement supersedes any prior agreements or representations by or between Buyer and PKI, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement). The Local Transfer Agreements shall be executed by the parties thereto to facilitate the consummation of the transactions contemplated by this Agreement under local Law, but are not intended to modify the rights or obligations of the Parties. In the event of any conflict between the terms of the Local Transfer Agreements and the terms of this Agreement, this Agreement shall govern.

10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (a) by notice to PKI (which notice shall be given not less than five (5) Business Days prior to the Closing) assign its rights to acquire the Stock or the Acquired Assets pursuant to this Agreement to one or more Designated Affiliates (provided that any such assignment shall not relieve Buyer of its obligations hereunder) and (b) pledge its rights hereunder as security to its Debt Financing Source (provided that any such assignment or pledge shall not relieve Buyer of its obligations hereunder).

10.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one business day after it is sent by (a) a reputable courier service guaranteeing delivery within one business day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Buyer:	Copy to:
IDS Acquisition Corp. c/o Veritas Capital Fund Management, L.L.C. 590 Madison Avenue New York, New York 10022 Telecopy: (212) 688-9411 Attention: Robert B. McKeon	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Telecopy: (212) 593-5955 Attention: Stuart D. Freedman, Esq.
If to PKI: PerkinElmer, Inc. 940 Winter St. Waltham, MA 02451 Telecopy: (781) 663-6900 Attention: President

Copies to:

PerkinElmer, Inc.

940 Winter St.

Waltham, MA 02451

Telecopy: (781) 663-5775

Attention: Joel S. Goldberg, Esq., Senior Vice

President and General Counsel

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Telecopy: (617) 526-5000

Attention: Hal J. Leibowitz, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.9 Governing Law. Subject to the provisions of certain Exhibits hereto regarding the application of local Law, this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

10.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.12 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter. Notwithstanding the foregoing in this Section 10.13 or anything else to the contrary herein, PKI shall not be entitled to an injunction or injunctions to prevent breaches of, or to enforce specifically, the obligations of Buyer to consummate the Closing in circumstances where the Closing has not been so consummated by reason of a Debt Financing Failure that is not primarily the result of a breach (a) of Buyer’s obligations under this Agreement, any Commitment Letter or any Debt Financing Agreement or (b) by Veritas of its representations, warranties, covenants and agreements under the Equity Commitment Letter.

10.14 Submission to Jurisdiction. Subject to the provisions of certain Exhibits hereto regarding the submission of actions and proceedings arising out of or relating to such Exhibits to courts of local jurisdictions, each Party (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each of the Parties hereto agrees that it will not bring or support any action, cause of action, claim, cross claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Source under the Debt Commitment Letters in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than any state or federal court sitting in the State of New York, New York County.

10.15 Bulk Transfer Laws. Buyer acknowledges that Asset Sellers will not comply with the provisions of the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

10.16 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (vii) references to a person or entity are also to its permitted successors and assigns; (viii) references to an “Article”,

“Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (x) references to a law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

10.17 Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including the calculation, payment or reimbursement of Damages under Article VI hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article VI hereof, would have first become obligated to do so but for the operation of Section 6.5(b) hereof); provided, however, that nothing in this Section 10.17 shall be deemed to require any party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a party to violate, applicable Law or U.S. GAAP.

10.18 Waiver of Jury Trial. To the extent permitted by applicable Law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Equity Commitment Letter or the Debt Commitment Letter or the transactions contemplated hereby or thereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement, the Equity Commitment Letter or the Debt Commitment Letter.

10.19 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PERKINELMER, INC.

By:	/s/ Robert F. Friel

Print Name:	Robert F. Friel

Print Title:	Chairman, Chief Executive
Officer and President

IDS ACQUISITION CORP.

By:	/s/ Robert B. McKeon

Print Name:	Robert B. McKeon

Print Title:	President

[Signature Page to Master Purchase and Sale Agreement]